The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)2

File Number 333-75284

SUBJECT TO COMPLETION, DATED AUGUST 7, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 4, 2002)

6,500,000 Shares

Common Stock

We are offering 6,500,000 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “PMTR” On August 6, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $2.83 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning  on page S-5.

	Per Share	Total

Public Price	$	$
Underwriting Discount
Proceeds, before expenses, to PEMSTAR

We have granted the underwriters the right to purchase up to an additional 975,000 shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. It is illegal for any person to tell you otherwise.

Needham & Company, Inc.	U.S. Bancorp Piper Jaffray

The date of this prospectus supplement is August     , 2003.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PEMSTAR® is a registered trademark of PEMSTAR Inc. Other trademarks and trade names appearing in this document are the property of their respective holders.

SUMMARY

The following summary highlights the key information contained elsewhere in this prospectus supplement. It does not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus supplement, “PEMSTAR,” “the Company,” “we,” “us,” and “our” refer to PEMSTAR Inc. and its subsidiaries unless the context requires otherwise.

The Company

PEMSTAR Inc. provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to our customers in the communications, computing and data storage, industrial equipment and medical industries. We provide these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia, and Europe. These customer solutions offerings support our customers’ products from initial product development and design through manufacturing to worldwide distribution and aftermarket support.

We support all of our service offerings with a comprehensive supply chain management system, superior quality management program and sophisticated information technology systems. Our comprehensive service offerings enable us to provide a complete solution for our customers’ outsourcing requirements:

•	Engineering Solutions. We offer a full spectrum of new product design, prototype, test and related engineering solutions that shorten product development cycles, resulting in faster time to market and reduced costs for our customers. We also provide our customers with a comprehensive range of custom functional test equipment, process automation and replication solutions.

•	Manufacturing Solutions. We offer a wide range of printed and flexible circuit board assembly and test solutions; systems assembly and test solutions that enhance product quality and product life cycles; and precision electromechanical assembly, coating and test solutions that can be utilized in a variety of advanced applications in computer, communications, industrial and medical industry segments.

•	Fulfillment Services. We provide our customers with product configuration and global distribution services that complement our engineering and manufacturing solutions and enable our customers to be responsive to changing market demands and reduce time to market. In addition, we provide our customers with a range of aftermarket services, including repair, replacement, refurbishment, remanufacturing, exchange, systems upgrade and spare part manufacturing for storage subsystems.

PEMSTAR is a Minnesota corporation incorporated in 1994. Our principal executive office is located at 3535 Technology Drive N.W., Rochester, Minnesota 55901. Our telephone number is (507) 288-6720. We maintain a website on the Internet at www.pemstar.com. The information on our website is not part of this prospectus supplement.

The Offering

Common Stock offered by PEMSTAR	6,500,000 shares

Common Stock to be outstanding after this offering	44,060,881 shares

Use of proceeds	We intend to use the net proceeds from this offering to reduce the amount outstanding under our revolving credit facility, which may then be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions. See “Use of Proceeds.”

Nasdaq National Market symbol	PMTR

The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of June 30, 2003, and excludes:

•	6,367,122 shares of common stock issuable upon exercise of stock options and warrants outstanding as of June 30, 2003, with a weighted average exercise price of $4.20 per share; and

•	4,880,135 additional shares reserved for issuance under our stock option and employee stock purchase plans.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option to purchase up to 975,000 additional shares of common stock from us. Shares purchased by the underwriters to cover over-allotments, if any, will be offered for sale under this prospectus supplement.

Our fiscal year ends on March 31st of each year and fiscal years are identified in this prospectus supplement according to the calendar year in which they end. For example, the fiscal year ended March 31, 2003, is referred to as “fiscal 2003.”

Summary Consolidated Financial Data

(in thousands, except per share data)

The following table provides selected consolidated financial data for the three years ended March 31, 2003 and the three months ended June 30, 2002 and 2003.

The “As Adjusted” column in the balance sheet data gives effect to the sale of 6,500,000 shares of common stock in this offering at an assumed offering price of $2.83 per share, the last reported sale price of our common stock on August 6, 2003 on the Nasdaq National Market, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to reduce the amount outstanding under our revolving credit facility, thus reducing our long-term debt.

	Fiscal Years Ended March 31,			Three Months Ended June 30,
	2001	2002	2003	2002	2003
				(unaudited)
Consolidated Statements of Operations Data:
Net sales	$635,307	$657,493	$668,175	$153,104	$145,500

Gross profit	54,029	30,036	31,101	668	6,582

Operating income (loss)	14,702	(49,695)	(24,353)	(16,706)	(9,153)

Income (loss) before income taxes and cumulative effect of accounting change	8,119	(55,943)	(32,665)	(19,564)	(10,906)

Income (loss) before cumulative effect of accounting change	6,683	(54,017)	(33,418)	(19,836)	(10,986)

Net income (loss)	$6,683	$(54,017)	$(38,764)	$(25,182)	$(10,986)

Income (loss) before cumulative effect of accounting change per common share:
Basic	$0.29	$(1.56)	$(0.90)	$(0.54)	$(0.29)
Diluted	0.25	(1.56)	(0.90)	(0.54)	(0.29)

Net income (loss) per common share:
Basic	$0.29	$(1.56)	$(1.04)	$(0.68)	$(0.29)
Diluted	0.25	(1.56)	(1.04)	(0.68)	(0.29)

Weighted average number of common shares outstanding (1):
Basic	23,013	34,717	37,133	36,768	37,534
Diluted	26,943	34,717	37,133	36,768	37,534

	As of June 30, 2003
	Actual	As Adjusted(2)
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$8,733	$8,733
Working capital	94,158	94,158
Total assets	354,912	354,912
Long-term debt and capital lease obligations (including current maturities)	94,725	77,684
Total shareholders’ equity	149,912	166,953

(1)	For an explanation of the determination of the weighted average number of common shares outstanding used in computing net income (loss) per share, see the information under the caption “Net income (loss) per common share” in Note 1 to the Consolidated Financial Statements included herein.

(2)	Adjustments reflect the application of the net proceeds from this offering.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, which are subject to risks and uncertainties. Forward-looking statements include information that is not purely historic fact and include, without limitation, statements concerning our financial outlook for 2003 and beyond, our possible or assumed future results of operations generally, and other statements and information regarding assumptions about our revenues, net income, EBITDA, cash flow from operations, available cash, operating costs, amortization expense, earnings per share, capital and other expenditures, financing plans, capital structure, legal proceedings and claims, employee relations, future economic performance, management’s plans, goals and objectives for future operations and growth and markets for our stock. The sections of this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference which contain forward-looking statements, include “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “About PEMSTAR Inc.,” and our consolidated financial statements and related notes.

Our forward-looking statements are also identified by words such as “believes”, “expects”, “anticipates”, “intends”, “estimates” or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses and increased competition.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or the dates of the documents incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, the date of the accompanying prospectus or the dates of the documents incorporated by reference, or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our common stock. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Relating to Our Business and Industry

Reductions in demand and other factors have caused net losses.

The continuing reduction in capital spending by businesses for new technologies, the remaining effects of the recent recession, reduced consumer spending due to the outbreak of Severe Acute Respiratory Syndrome (SARS) and the market disruptions caused by the September 2001 terrorist attacks in the United States and threats of hostilities in the Middle East and Asia have reduced demand in many of the technology markets we serve. As a result of these market conditions, we experienced a significant reduction in demand for our services during fiscal 2002, continuing through fiscal 2003, which caused us to have net losses of $38.8 million in fiscal 2003. There is on-going uncertainty in the demand for our services, which may rapidly and significantly fluctuate. A continuation of the recession, outbreak of hostilities or any other event leading to excess capacity or a continued or increased downturn in the markets we serve would likely negatively affect our net sales. In addition, the communications, computing and data storage, industrial and medical equipment markets of the electronics manufacturing services industry are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. These markets are also subject to rapid technological change and product obsolescence. If any of these factors or other factors reduce demand for specific products or components that we design or manufacture for our customers, our net sales would likely be negatively affected. Due to these market conditions and factors, we may experience net losses in future periods.

We depend on a small number of customers for a significant portion of our net sales and the loss of any of our major customers would harm us.

We depend on a relatively small number of customers for a significant portion of our net sales. Our two largest customers in fiscal 2003 were IBM and Motorola, which represented 23.4% and 10.8% of our total net sales, respectively. In addition, our five largest customers in the first quarter of fiscal 2004 accounted for 46.9% of our net sales, with IBM comprising 25.5% of net sales in the first quarter of fiscal 2004. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net sales. Because our major customers represent such a large part of our business, the loss of any of our major customers could negatively impact our business.

Our major customers may not continue to purchase products and services from us at current levels or at all. In the past, we have lost customers due to the acquisition of our customers, product discontinuation and customers’ shifting production of products to internal facilities. We may lose customers in the future for similar reasons. We may not be able to expand our customer base to make up any sales shortfalls if we lose a major customer. Our attempts to diversify our customer base and reduce our reliance on particular customers may not be successful.

Our business has been adversely affected by reductions or delays in customer orders.

We do not typically obtain firm long-term purchase orders or commitments from our customers. We work closely with our customers to develop forecasts for future orders, but these forecasts are not binding. Customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons beyond our control. Any material delay, cancellation or reduction of orders from our largest customers could cause our net sales to decline significantly and could result in us holding excess inventories of components and materials. In fiscal 2003, these and similar factors caused us to recognize charges for inventory reserves and adjustments of $8.1 million. We may be required to recognize similar charges in future periods.

Many of our costs and operating expenses are relatively fixed. As a result, a reduction in customer demand can decrease our gross profit and adversely affect our business, financial condition and results of operations. We have implemented restructuring activities to improve operating results. We may not realize the intended expense reductions under our restructuring plans or improve our gross profit.

If we are unable to satisfy the financial covenants under our credit facility, our availability may be limited or we may have to obtain alternative sources of financing.

We have historically experienced violations of covenants under our revolving credit facilities and have been required to seek waivers for such violations. In anticipation of a potential covenant violation at the end of the first quarter of fiscal 2004, we obtained a waiver from our lenders providing relief for the potential violation, as well as amending future covenant requirements to reflect expected operating results for the balance of fiscal 2004. Compliance with these covenants in our credit facility is dependent upon us achieving certain revenue and expense targets in our fiscal 2004 operating plan. If we do not comply with these covenants or if we default on our payment obligations under other debt obligations, our availability under our credit facility could be reduced or our lenders could declare a default under the credit facility. In the event of a default or a substantial reduction of availability, we would be required to obtain alternative financing, which could be more expensive than our current arrangement, be dilutive to existing shareholders and divert management’s time and attention. Moreover, we cannot assure that we would be able to obtain alternative financing on favorable terms and on a timely basis, if at all. Our failure to meet any of our covenants under our credit facility could significantly harm our liquidity and financial position.

We require additional sources of funds for working capital.

Our continued viability depends on our ability to generate additional cash from operations or obtain additional sources of funds for working capital. We had $4.9 million of borrowing capacity available to us in excess of borrowings under our credit facility as of July 31, 2003. Our ability to maintain sufficient liquidity depends, in part, on our achieving anticipated revenue targets and intended expense reductions from our restructuring activities. We may not achieve these targets or realize the intended expense reductions. If our operating goals are not met, we will be required to secure additional financing from lenders or sell additional securities. We may not be able to obtain additional capital when we want or need it, and capital may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to your ownership interest. In addition, any additional capital may have terms and conditions that adversely affect our business, such as financial or operating covenants.

We have been unable to collect all our accounts receivable.

Falling demand for the products of our technology customers and liquidity difficulties for these companies have forced us to reach accommodations with a portion of our customers and have limited our ability to collect fully our accounts receivable from these customers in fiscal 2002 and 2003. In addition, several significant customers have filed for bankruptcy protection, which limits our recovery of accounts receivable from these customers. In fiscal 2003, these and similar factors caused us to recognize charges for accounts receivable of $2.2 million. We may be required to recognize similar charges in future periods.

Our acquisition strategy may not succeed.

As part of our business strategy, we have acquired other companies, assets or product lines that complement or expand our existing business. These acquisitions have not been entirely successful, and in the fourth quarter of fiscal 2002, we incurred $24.2 million of goodwill impairment charges related to facilities acquired by us in the past three years. As a result of implementing new accounting pronouncements in fiscal 2003, we recorded an additional goodwill impairment charge of $5.3 million. Although we anticipate seeking further acquisition opportunities, we cannot assure you that we will be able to identify suitable acquisition candidates or finance and complete transactions that we select. We may incorrectly judge the value or worth of an acquired company or business. In addition, its key personnel may decide not to work for us. We may also have difficulty in integrating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to our shareholders. Failure to execute our acquisition strategy may adversely affect our business, financial condition and results of operations.

We have experienced significant growth in a short period of time and we may have trouble managing our expanded operations.

We have grown rapidly in recent years due to acquisitions and internal growth. Our rapid growth has placed and will continue to place a significant strain on our management, financial resources and on our information, operations and financial systems. We face risks associated with coordinating multinational operations and reporting systems, diverse technologies and multiple products and services. In addition, our growth has increased our expenses and working capital requirements. If we are unable to manage our growth effectively, it may have an adverse effect on our business, financial condition and results of operations. We cannot assure you that we will manage our growth effectively.

Increased competition may result in decreased demand or prices for our services.

The electronics manufacturing services industry is highly competitive and characterized by low margins. We compete against numerous U.S. and foreign service providers with global operations, as well as those who operate on a local or regional basis. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidation in the electronics manufacturing services industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us. Some of our competitors have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

•	Respond more quickly to new or emerging technologies;

•	Have greater name recognition, critical mass and geographic and market presence;

•	Be better able to take advantage of acquisition opportunities;

•	Adapt more quickly to changes in customer requirements; and

•	Devote greater resources to the development, promotion and sale of their services.

We also may be operating at a cost disadvantage as compared to competitors who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures. Increased competition from existing or potential competitors could result in price reductions, reduced margins or loss of market share.

We anticipate that our net sales and operating results will fluctuate which could affect the price of our common stock.

Our net sales and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter. A substantial portion of our net sales in any given quarter may depend on obtaining and fulfilling orders for assemblies to be manufactured and shipped in the same quarter in which those orders are received. Further, a significant portion of our net sales in a given quarter may depend on assemblies configured, completed, packaged and shipped in the final weeks of such quarter. Our operating results may fluctuate in the future as a result of many factors, including:

•	Variations in customer orders relative to our manufacturing capacity;

•	Variations in the timing of shipment of products to customers;

•	Our ability to recognize revenue with respect to products held for customers;

•	Introduction and market acceptance of our customers’ new products;

•	Changes in competitive and economic conditions generally or in our customers’ markets;

•	Effectiveness of our manufacturing processes, including controlling costs;

•	Changes in cost and availability of components or skilled labor; and

•	The timing and price we pay for acquisitions and related acquisition costs.

Our operating expenses are based on anticipated revenue levels and a high percentage of our operating expenses are relatively fixed in the short term. As a result, any unanticipated shortfall in revenue in a quarter would likely adversely affect our operating results for that quarter. Also, changes in our product assembly mix may cause our margins to fluctuate, which could negatively impact our results of operations for that period. Results in any period should not be considered indicative of the results to be expected in any future period. It is possible that in one or more future periods our results of operations will fail to meet the expectations of securities analysts or investors, and the price of our common stock could decline significantly.

Our predictions of future operating results may not be achieved.

From time to time in earnings releases and otherwise, we may publish forecasts or other forward-looking statements, or comment on the estimates of financial analysts, regarding our future results, including estimated revenues or net earnings. Any forecast of, or comment on, our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risks and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure you that our performance will be consistent with any management forecasts or comments or that the variation from such forecasts or comments will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective results of operations.

Shortages or price fluctuations in component parts specified by our customers could delay product shipments and adversely affect our profitability.

Many of the products we manufacture require one or more components that we order from sole-source suppliers. Supply shortages for a particular component can delay production of all products using that component or cause cost increases in the services we provide. In the past, some of the materials we use, such as capacitors and memory and logic devices, have been subject to industry-wide shortages. As a result, suppliers have been forced to allocate available quantities among their customers and we have not been able to obtain all of the materials desired. Our inability to obtain these needed materials could slow production or assembly, delay shipments to our customers, increase costs and reduce operating income. In certain circumstances, we may bear the risk of periodic component price increases. Accordingly, some component price increases could increase costs and reduce our operating income.

In addition, if we fail to manage our inventory effectively, we may bear the risk of fluctuations in materials costs, scrap and excess inventory, all of which adversely affect our business, financial condition and results of operations. We are required to forecast our future inventory needs based upon the anticipated demand of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials. A shortage of materials could lengthen production schedules and increase costs. An excess of materials may increase the costs of maintaining inventory and may increase the risk of inventory obsolescence, both of which may increase expenses and decrease our profit margins and operating income.

If we are unable to respond to rapidly changing technologies and process developments, we may not be able to compete effectively.

The market for our products and services is characterized by rapidly changing technologies and continuing process developments. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our core technologies could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. We cannot assure you that we will effectively respond to the technological requirements of the changing market. If we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of these technologies may require us to make significant capital investments. We cannot assure you that we will be able to obtain capital for these purposes in the future or that investments in new technologies will result in commercially viable technological processes. The loss of revenue and earnings to us from these changing technologies and process developments could adversely affect us.

Operating in foreign countries exposes us to increased risks, which could adversely affect our results of operations.

We currently have foreign operations in Brazil, China, Ireland, Israel, Japan, Mexico, The Netherlands, Singapore and Thailand. We may in the future expand into other international regions. We have limited experience in managing geographically dispersed operations and in operating in foreign countries. We also purchase a significant number of components manufactured in foreign countries. Because of the scope of our international operations, we are subject to the following risks, which could adversely impact our results of operations:

•	Economic or political instability;

•	Transportation delays and interruptions;

•	Foreign currency exchange rate fluctuations;

•	Increased employee turnover and labor unrest;

•	Longer payment cycles;

•	Greater difficulty in collecting accounts receivable;

•	Incompatibility of systems and equipment used in foreign operations;

•	Difficulties in staffing and managing foreign personnel and diverse cultures; and

•	Less developed infrastructures.

In addition, changes in policies by the United States or foreign governments could negatively affect our operating results due to increased duties, increased regulatory requirements, higher taxation, currency conversion limitations, restrictions on the transfer of funds, the imposition of or increase in tariffs and limitations on imports or exports. Also, we could be negatively affected if our host countries revise their policies away from encouraging foreign investment or foreign trade, including tax holidays.

We may be unable to protect our intellectual property, which would negatively affect our ability to compete.

We rely on our proprietary technology, and we expect that future technological advances made by us will be critical to remain competitive. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite these protections, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. We cannot be certain that patents we have or that may be issued as a result of our pending patent applications will protect or benefit us or give us adequate protection from competing technologies. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. We believe that our proprietary technology does not infringe on the proprietary rights of others. However, if others assert valid infringement claims against us with respect to our past, current or future designs or processes, we could be required to enter into expensive royalty arrangements, develop non-infringing technologies or engage in costly litigation, which could negatively affect our business, financial condition and results of operations.

Our inability to expand our Web-based supply chain management system could negatively impact our future competitiveness.

Our future success depends in part on our ability to rapidly respond to changing customer needs by scaling operations to meet customers’ requirements, shift capacity in response to product demand fluctuations, procure materials at advantageous prices, manage inventory and effectively distribute products to our customers. In order to continue to meet these customer requirements, we have developed a Web-based supply chain management system that enables us to collaborate with our customers on product content and to process engineering changes. We are currently implementing an enhanced version of our existing system, which will include real-time communications between our customers across all of our facilities. Our inability to expand this Web-based system, or delays or defects in such expansion could negatively impact our ability to manage our supply chain in an efficient and timely manner to meet customer demands, which could adversely affect our competitive position and negatively affect our ability to be competitive in the electronics manufacturing services industry.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

Our future success largely depends on the skills and efforts of our executive management and our engineering, manufacturing and sales employees. We do not generally have employment contracts or non-competition agreements with any of our executive management or other key employees. The loss of services of any of our executives or other key personnel could negatively affect our business. Our continued growth will also require us to attract, motivate, train and retain additional skilled and experienced managerial, engineering, manufacturing and sales personnel. We face intense competition for such personnel. We may not be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations.

We are subject to a variety of environmental laws, which expose us to potential financial liability.

Our operations are regulated under a number of federal, state, provincial, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws is a significant consideration for us because we use metals and other hazardous materials in our manufacturing processes. We may be liable under environmental laws for the cost of cleaning up properties we own or operate if they are or become contaminated by the release of hazardous materials, regardless of whether we caused the release. In addition, we, along with any other person who arranges for the disposal of our wastes, may be liable for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated, even if we fully comply with applicable environmental laws. In the event of contamination or violation of environmental laws, we could be held liable for damages including fines, penalties and the costs of remedial actions and could also be subject to revocation of our discharge permits. Any such penalties or revocations could require us to cease or limit production at one or more of our facilities, thereby harming our business.

Risks Relating to this Offering

Investors who purchase common stock in this offering may be diluted.

Investors who purchase our common stock in this offering are subject to the risk that their equity interests may be diluted through the issuance of the shares to be issued in this offering, if the purchase price of such shares exceeds our net tangible book value per share, which is $3.08 as of June 30, 2003.

The market price of our common stock could fluctuate in response to quarterly operating results and other factors.

The market price of our common stock has fluctuated significantly in the past and may fluctuate significantly in the future in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to trade your shares and you may lose all or part of your investment. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

Future sales of our common stock may cause our stock price to decline and may cause dilution to our existing shareholders.

As of May 31, 2003, our directors, executive officers and largest shareholder beneficially owned an aggregate of 7,296,841 shares, or 16.3%, of our common stock. In addition, substantially all of our outstanding shares of common stock are freely tradable without restriction or further registration. Sales of substantial amounts of common stock by our shareholders, including purchasers in this offering, or even the potential for such sales, may cause the market price of our common stock to decline and could impair our ability to raise capital through the sale of our equity securities. Our directors and executive officers have agreed to enter into lock-up agreements with the underwriters, in which the officers and directors agree to refrain from selling their shares for a period of 90 days after this offering. A certain significant shareholder has also agreed to refrain from selling its shares for the same period. Increased sales of shares in the market in anticipation of the expiration of the lock-up agreements could exert significant downward pressure on the price of our stock.

As noted above, we may need additional funding, which may be raised through issuances of equity securities and securities convertible into equity securities, to provide us with the capital to reach our objectives. We also have the right to issue, at the discretion of our board of directors, shares other than those to be issued in this offering, upon such terms and conditions and at such prices as our board of directors may establish. In addition, we may in the future issue preferred stock that might have priority over our common stock as to distributions and liquidation proceeds. Such offerings would dilute the ownership interest of existing shareholders, including shareholders who purchase shares in this offering, and could cause a dilution of the net tangible book value of such shares.

Provisions in our charter documents and Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company, which could inhibit your ability to receive an acquisition premium for your shares.

Provisions of our amended articles of incorporation and our amended and restated bylaws and provisions of Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company on terms that you may consider to be favorable. These provisions include the following:

•	No cumulative voting by shareholders for directors;

•	A classified board of directors with three-year staggered terms;

•	The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

•	The ability of our board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;

•	The ability of our board to amend the bylaws;

•	A shareholder rights plan, which discourages the unauthorized acquisition of 15% or more of our common stock or an unauthorized exchange or tender offer;

•	Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock; and

•	A requirement that at least two-thirds of our shareholders and at least two-thirds of our directors approve certain amendments of our articles of incorporation.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the Nasdaq National Market under the symbol “PMTR” since our initial public offering of common stock in August 2000. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported on the Nasdaq National Market.

	High	Low
Fiscal Year Ended March 31, 2002
First Quarter	$15.00	$6.38
Second Quarter	18.55	9.06
Third Quarter	16.48	9.94
Fourth Quarter	13.98	8.36
Fiscal Year Ended March 31, 2003
First Quarter	$9.68	$1.13
Second Quarter	1.80	.77
Third Quarter	2.47	.80
Fourth Quarter	3.90	2.05
Fiscal Year Ended March 31, 2004
First Quarter	$4.50	$2.06
Second Quarter (through August 6, 2003)	4.34	2.74

The last reported sale price of our common stock on the Nasdaq National Market on August 6, 2003 was $2.83 per share. As of August 4, 2003, there were approximately 1,044 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business. Our credit facility contains certain covenants, which prohibit us from paying any cash dividends without prior consent of the lenders.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $17.0 million or approximately $19.6 million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $2.83 per share (the closing price of our common stock on August 6, 2003) and after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds from this offering to reduce the amount outstanding under our revolving credit facility, which facility may then be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions, subject to the terms of the facility. As of June 30, 2003, our revolving credit facility had $48.9 million of outstanding borrowings, an effective interest rate of 5.5% and provides up to $90.0 million of borrowings through April 25, 2006. Our borrowings under this credit facility were incurred in the past year to pay off loans outstanding under our prior credit facilities, terminating those facilities, and for working capital requirements.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2003, on an actual basis and as adjusted to give effect to the receipt by us of the estimated net proceeds from the sale of 6,500,000 shares of common stock after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering to reduce the amount outstanding under our revolving credit facility, thus reducing our long-term debt and increasing total shareholders’ equity.

	As of June 30, 2003
	Actual	As Adjusted
	(unaudited, in thousands)

Cash and cash equivalents	$8,733	$8,733

Long-term debt (including current maturities):
Revolving credit facility	48,943	31,902
Other long-term debt	30,137	30,137
Capital lease obligations	15,645	15,645

Total long-term debt	94,725	77,684

Shareholders’ equity:
Preferred stock, $0.01 par value, 5,000 authorized and undesignated; none issued and outstanding	—	—
Common stock, $0.01 par value, 150,000 shares authorized; shares issued and outstanding: actual – 37,561 shares; adjusted – 44,061 shares (1)	376	441
Additional paid-in capital	235,121	252,097
Accumulated other comprehensive income	1,012	1,012
Accumulated deficit	(85,914)	(85,914)
Loans to shareholders	(683)	(683)

Total shareholders’ equity	149,912	166,953

Total capitalization	$244,637	$244,637

(1)	The number of shares that will be outstanding after this offering is based on the number of shares outstanding as of June 30, 2003, and excludes:

•	6,367,122 shares of common stock issuable upon exercise of stock options and warrants outstanding as of June 30, 2003, with a weighted average exercise price of $4.20 per share; and

•	4,880,135 additional shares reserved for issuance under our stock option and employee stock purchase plans.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

(in thousands, except per share data)

The following table provides selected consolidated financial and operating data for the five years ended March 31, 2003 and the three months ended June 30, 2002 and June 30, 2003. The Consolidated Statements of Operations Data shown below for each of the three years ended March 31, 2003 and the Consolidated Balance Sheet Data as of March 31, 2002 and 2003 are derived from audited financial statements included in this prospectus supplement. The Consolidated Statements of Operations Data for each of the years ended March 31, 1999 and 2000 and the Consolidated Balance Sheet Data as of March 31, 1999, 2000 and 2001 shown below are derived from audited financial statements for those years that are not included in this prospectus supplement. The Consolidated Statements of Operations Data shown below for the three months ended June 30, 2002 and 2003 and the Consolidated Balance Sheet Data as of June 30, 2003 are derived from our unaudited consolidated financial statements included in this prospectus supplement. It is important that you read this data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. Our historical results are not necessarily indicative of the operating results that may be expected in the future.

	Fiscal Years Ended March 31,					Three Months Ended June 30,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
Consolidated Statements of Operations Data:
Net sales	$187,381	$393,842	$635,307	$657,493	$668,175	$153,104	$145,500
Cost of goods sold	172,219	363,974	581,278	627,457	637,074	152,436	138,918

Gross profit	15,162	29,868	54,029	30,036	31,101	668	6,582
Selling, general and administrative expenses	10,955	21,576	37,366	53,351	51,076	14,370	12,253
Amortization	190	1,281	1,961	2,152	129	48	27
Restructuring costs	—	—	—	—	4,249	2,956	3,455
Goodwill impairment charge	—	—	—	24,228	—	—	—

Operating income (loss)	4,017	7,011	14,702	(49,695)	(24,353)	(16,706)	(9,153)
Other income (expense)—net	(438)	(74)	967	829	558	(23)	286
Interest expense	(640)	(3,588)	(7,550)	(7,077)	(8,870)	(2,835)	(2,039)

Income (loss) before income taxes and cumulative effect of accounting change	2,939	3,349	8,119	(55,943)	(32,665)	(19,564)	(10,906)
Income tax expense (benefit)	1,273	698	1,436	(1,926)	753	272	80

Income (loss) before cumulative effect of accounting change	1,666	2,651	6,683	(54,017)	(33,418)	(19,836)	(10,986)
Cumulative effect of accounting change (1)	—	—	—	—	(5,346)	(5,346)	—

Net income (loss)	$1,666	$2,651	$6,683	$(54,017)	$(38,764)	$(25,182)	$(10,986)

Income (loss) before cumulative effect of accounting change per common share:
Basic	$0.15	$0.23	$0.29	$(1.56)	$(0.90)	$(0.54)	$(0.29)
Diluted	0.12	0.15	0.25	(1.56)	(0.90)	(0.54)	(0.29)
Net income (loss) per common share:
Basic	$0.15	$0.23	$0.29	$(1.56)	$(1.04)	$(0.68)	$(0.29)
Diluted	0.12	0.15	0.25	(1.56)	(1.04)	(0.68)	(0.29)
Weighted average number of common shares outstanding (2):
Basic	10,897	11,503	23,013	34,717	37,133	36,768	37,534
Diluted	14,143	17,167	26,943	34,717	37,133	36,768	37,534

Other Financial Data:
Depreciation	$3,331	$7,455	$12,097	$18,299	$20,021	$5,093	$5,481
Capital expenditures	8,657	13,415	42,542	37,930	12,555	2,726	2,769

Supplemental Data:
Net cash provided by (used in) operating activities	$65	$(20,225)	$(54,219)	$(307)	$47,311	$3,595	$(19,422)
Net cash used in investing activities	(4,989)	(52,611)	(62,684)	(61,203)	(15,593)	(2,322)	(835)
Net cash provided by (used in) financing activities	2,556	74,734	119,512	67,164	(9,946)	(1,190)	(3,763)
EBITDA (3)	7,100	15,673	29,727	(4,187)	(3,645)	(11,588)	(3,359)

(in thousands)

	As of March 31,					As of June 30,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$827	$2,727	$5,882	$11,483	$32,762	$11,571	$8,733
Working capital	12,783	49,649	131,851	137,335	98,574	128,981	94,158
Total assets	64,983	190,451	349,077	395,724	372,062	391,366	354,912
Long-term debt and capital lease obligations (including current maturities)	11,855	70,410	97,995	99,326	96,704	98,537	94,725
Total shareholders’ equity	16,555	22,673	150,712	193,397	159,867	176,966	149,912

(1)	For an explanation of this accounting change, see the information in Note 1 to the Consolidated Financial Statements under the caption “Goodwill,” included herein.
(2)	For an explanation of the determination of the weighted average number of common shares outstanding used in computing net income (loss) per share, see the information under the caption “Net income (loss) per common share” in Note 1 to the Consolidated Financial Statements included herein.
(3)	EBITDA means net income (loss) before interest expense, income taxes, depreciation and amortization (including any goodwill impairment). EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and a similar formula is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Other companies may compute EBITDA in a different manner.

The following table reconciles net income (loss) to EBITDA and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus supplement.

	Fiscal Years Ended March 31,					Three Months Ended June 30,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
EBITDA:
Net income (loss)	$1,666	$2,651	$6,683	$(54,017)	$(38,764)	$(25,182)	$(10,986)
Interest expense	640	3,588	7,550	7,077	8,870	2,835	2,039
Income tax expense (benefit)	1,273	698	1,436	(1,926)	753	272	80
Depreciation	3,331	7,455	12,097	18,299	20,021	5,093	5,481
Amortization	190	1,281	1,961	2,152	129	48	27
Goodwill impairment charge	—	—	—	24,228	—	—	—
Cumulative effect of accounting change	—	—	—	—	5,346	5,346	—

Net income (loss) before interest expense, income taxes, depreciation and amortization (EBITDA)	$7,100	$15,673	$29,727	$(4,187)	$(3,645)	$(11,588)	$(3,359)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the “Selected Consolidated Financial and Operating Data” section of this prospectus supplement and our consolidated financial statements and notes to those statements included elsewhere in this prospectus supplement. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties. Our actual results may differ materially from those contained in any forward-looking statement. See “Forward-Looking Statements.”

Overview

We provide a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services to customers in the communications, computing and data storage, industrial equipment, and medical industries. We provide these services on a global basis through 15 strategic locations in North America, South America, Asia and Europe. These customer solutions support our customers’ products from initial development and design through manufacturing to worldwide distribution and aftermarket support.

PEMSTAR was founded in January 1994 by a group of eight senior IBM managers who had led the storage product operations at IBM’s Rochester, Minnesota facility. We have maintained a significant relationship with IBM, which remains one of our major customers. Since our inception, we have diversified our customer base to include industry leading and emerging original equipment manufacturers. We have also expanded our geographic presence, enhanced our product and service offerings and increased our volume production capabilities. Our key growth initiatives have been the opening of facilities in Austin, Texas; Guadalajara, Mexico; Tianjin, China; Navan, Ireland; Singapore; Hortolandia, Brazil; Yokohama, Japan; and Bangkok, Thailand and the acquisition of established businesses in Almelo, The Netherlands; San Jose, California; Dunseith, North Dakota; Taunton, Massachusetts; Mountain View, California; and Chaska, Minnesota. These growth initiatives have given us:

•	expanded geographic presence in established and emerging markets and strengthened our presence in target industries;

•	enhanced product and service offerings while allowing us to offer cost-effective manufacturing and engineering capabilities;

•	access to new customers; and

•	specialized product design, automation and test and manufacturing customer solutions.

Our sales are generally derived from master supply and manufacturing agreements, with current demand evidenced by purchase orders, or from specific purchase orders for discrete projects. We charge our customers separately for engineering and manufacturing services. We recognize revenues from product sales, net of product returns and warranty costs, typically at the time of product shipment. In limited circumstances, although the product remains in our facilities, we recognize revenue when title to, and risks and rewards of ownership of, the products have contractually passed to the customer. Revenue from services is recognized as they are performed and collection is reasonably certain. Our sales from engineering services, which includes process test and automation equipment production and prototype development, accounted for 7.2%, 16.3% and 17.8% of our total net sales in fiscal 2001, 2002 and 2003, respectively. The purchase of Pacific Consultants in fiscal 2002 contributed to this growth. Manufacturing services accounted for 92.8%, 83.7% and 82.2% of our total net sales in fiscal 2001, 2002, and 2003, respectively.

Our cost of goods sold includes the cost of components and materials, labor costs and manufacturing overhead. The procurement of raw materials and components requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of these items.

Our production volumes are based on purchase orders for the delivery of products. These orders typically do not commit firm production schedules for more than 30 to 90 days in advance. We work to minimize the risk of obsolete inventory by ordering materials and components only to the extent necessary to satisfy existing customer orders. To the extent our orders of materials and components for specific jobs exceed products ultimately delivered to our customers and they are not held fully responsible for our excess inventory, due to their financial condition or business relationship considerations, we may incur a charge for inventory obsolescence for the excess inventory. We believe we are largely protected from the risk of inventory price increases, because we generally can pass these costs through to our customers.

Our operating results are also impacted by the level of capacity utilization of our manufacturing facilities, indirect manufacturing labor, and selling, general and administrative expenses. During periods of high capacity utilization, our gross margins and operating margins generally improve, while, during periods of lower capacity utilization, our gross margins and operating margins generally decline. Our infrastructure will support substantially higher levels of sales than our current net sales. During fiscal 2003 and the first quarter of fiscal 2004, reductions in production space were made in response to market conditions. We continue to evaluate market conditions and capacity needs.

Results of Operations

The table below sets forth certain operating data expressed as a percentage of our net sales for the years and the periods indicated:

	Fiscal Years Ended March 31,			Three Months Ended June 30,
	2001	2002	2003	2002	2003
Consolidated Statements of Operations Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	91.5	95.4	95.3	99.6	95.4

Gross profit	8.5	4.6	4.7	0.4	4.5
Selling, general and administrative expenses	5.9	8.1	7.6	9.4	8.4
Amortization	0.3	0.3	—	—	—
Restructuring costs	—	—	0.7	1.9	2.4
Goodwill impairment charge	—	3.7	—	—	—

Operating income (loss)	2.3	(7.5)	(3.6)	(10.9)	(6.3)
Other income (expense) – net	0.2	0.1	—	—	0.2
Interest expense	(1.2)	(1.1)	(1.3)	(1.9)	(1.4)

Income (loss) before income taxes and cumulative effect of accounting change	1.3	(8.5)	(4.9)	(12.8)	(7.5)
Income tax expense (benefit)	0.2	(0.3)	0.1	(0.2)	0.1

Income (loss) before cumulative effect of accounting change	1.1	(8.2)	(5.0)	(13.0)	(7.6)
Cumulative effect of accounting change	—	—	(0.8)	(3.5)	—

Net income (loss)	1.1%	(8.2)%	(5.8)%	(16.5)%	(7.6)%

First Quarter Ended June 30, 2003 Compared to First Quarter Ended June 30, 2002

Net sales.    Net sales for the first quarter of fiscal 2004 decreased 5.0% to $145.5 million from $153.1 million for the comparable three months of the prior fiscal year. The decrease in net sales was due to lower volume from certain optical, communications and storage customers. This continuation of the decline in sales to optical, communications and storage customers was in part a result of reduced consumer spending in Asia due to the outbreak of SARS and was partially offset by a more diversified base of customers leading to stronger comparable sales in the computing, industrial and medical markets. The Company’s five largest customers in the first quarter of fiscal 2004 accounted for approximately 46.9% of net sales with IBM comprising 25.5% of net sales in the first quarter of fiscal 2004.

Gross profit.    Gross profit increased $5.9 million in the first quarter of fiscal 2004 to $6.6 million (4.5% of net sales) from $0.7 million (0.4% of net sales) in the same quarter of fiscal 2003. Higher gross profit stemmed primarily from cost savings from current and prior fiscal year restructuring actions and the decreased level of inventory write-offs partially offset by decreased capacity utilization from the reduction in sales. We incurred inventory write-downs of $3.5 million in the first quarter of fiscal 2003 primarily as a result of customer financial difficulties and bankruptcies, versus no significant write-downs of inventory during the first quarter of fiscal 2004.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $12.3 million (8.4% of net sales) in the first quarter of fiscal 2004, a decrease of $2.1 million from $14.4 million (9.4% of net sales) for the same quarter of fiscal 2003. The decrease during the first quarter of fiscal 2004 was the result of cost savings from current and prior year restructuring actions and a decrease in the amount of bad debt expense. We incurred bad debt expense of $1.9 million for the first quarter of fiscal 2003 versus bad debt expense of $0.1 million for the first quarter of fiscal 2004.

Restructuring costs.    Restructuring costs of $3.5 million, consisting of $1.3 million for asset write-downs, $0.7 million for employee termination and severance costs and $1.4 million for future lease costs, were recognized in the first quarter of fiscal 2004 related to a decision to consolidate the San Jose and Mountain View, CA, operations into one site and to close four smaller, leased locations and make certain domestic workforce reductions. The Company anticipates recording additional charges of $4.3 million related to restructuring activity during the second quarter of fiscal 2004.

Restructuring costs of $3.0 million, consisting of $0.8 million for asset write-downs, $1.1 million for employee termination and severance costs and $1.0 million for future lease costs, were recognized in the first quarter of fiscal 2003 for the consolidation of certain facilities and worldwide workforce reductions. These actions were taken to rescale physical space and employee counts in affected operations to expected business levels.

Amortization.    As a result of adopting SFAS No. 142, “Goodwill and Other Intangible Assets”, on April 1, 2002, the Company recorded an impairment charge of $5.3 million at the April 1, 2002 transition date for the cumulative effect of a change in accounting principle, which has been reflected in the first quarter of fiscal 2003 as a restatement of prior year reported results.

Interest expense.    Our interest expense decreased $0.8 million to $2.0 million for the first quarter of fiscal 2004 from $2.8 million for the same period of fiscal 2003. In April 2003 the Company entered into a new revolving credit facility that has more favorable interest rates, and paid off the existing domestic revolving credit facilities. Additionally, total debt and capital leases outstanding were lower during the first quarter of fiscal 2004 as compared to the first quarter of fiscal 2003 ($94.7 million outstanding as of June 30, 2003 versus $98.6 million outstanding as of June 30, 2002).

Other expense (income).    Other expense (income) net, which consists primarily of exchange gains in certain international operations, was ($0.3) million for the first quarter of fiscal 2004, and was negligible for the first quarter of fiscal 2003.

Income tax expense.    Income tax expense was $0.1 million (0.7% effective tax rate) for the first quarter of fiscal 2004, compared to $0.3 million (1.5% effective tax rate) for the first quarter of fiscal 2003. The effective rates remain very low, consistent with prior year results, given the inability to recognize carryforward losses in the United States and low or zero tax incentive rates in most foreign operations.

Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Net sales.    Our net sales for fiscal 2003 increased $10.7 million, or 1.6%, to $668.2 million from $657.5 million in fiscal 2002. This increase resulted from increased sales to existing and new customers in the computer and data storage, medical and industrial industries offset, in part, by decreased sales in our communications markets. Over the year, we continued to diversify our revenue base within the industries we serve. Net sales to the medical industry grew 75.1% to 5.9% of sales compared to 3.4% in fiscal 2002. Industrial equipment industry net sales increased 27.1% to 17.5% of sales from 14.0% in fiscal 2002. Net sales to the computer and data storage industry accounted for 39.4% of sales versus 38.1% a year ago. Net sales to communication customers for fiscal 2003 decreased as a percentage of total sales to 37.2% of sales compared to 44.5% in fiscal 2002. This decrease resulted from challenging economic conditions facing the communications industry. The Company’s five largest customers for fiscal 2003 accounted for approximately 46.8% of net sales, two of which exceeded 10.0% of net sales.

Gross profit.    Our gross profit increased $1.1 million in fiscal 2003 to $31.1 million, from $30.0 million in fiscal 2002. This increase was due to cost savings of restructuring actions taken during fiscal 2003 offset, in part, by changes in sales mix including reduced sales volumes from higher gross profit communication customers. We incurred inventory write-downs of $8.1 million in fiscal 2003 versus $5.4 million in fiscal 2002 for excess inventory due to customer bankruptcies, reduced customer orders below anticipated levels and order cancellations as the communications market continued its decline early in our 2003 fiscal year. Over the year, we completed our planned restructuring efforts including the reduction of headcount and consolidation of certain facilities. These actions are realizing cost savings exceeding $3 million per quarter. The facilities and infrastructure developed to support higher levels of net sales will continue to be an operating issue if sales volumes decrease. We will continue to monitor and take necessary actions in order to balance our cost structure to the anticipated level of net sales.

Selling, general and administrative expenses.    Our selling, general and administrative expenses decreased $2.3 million to $51.1 million (7.6% of net sales) in fiscal 2003 from $53.4 million (8.1% of net sales) in fiscal 2002. We incurred charges for accounts receivable of $2.2 million in fiscal 2003 due to uncertainty of collection of accounts receivable from emerging companies and customers in bankruptcy compared to $8.2 million in fiscal 2002. An additional significant factor in this decrease was the restructuring efforts completed in fiscal 2003. These decreases in selling, general, and administrative expenses were partially offset by increased expenses due to the startup of our new operation in Israel in fiscal 2003 and the full year impact of the Chaska operation, which was acquired in the latter part of fiscal 2002. We also incurred an increased level of legal, audit, insurance and information technology and software expenses in fiscal 2003 compared to fiscal 2002.

Restructuring costs.    In fiscal 2003, we recognized restructuring costs of $4.2 million related to numerous actions taken to reduce our cost structure. The actions include, but are not limited to, severance costs, consolidation of certain facilities, and write-offs of certain assets and lease commitments.

Amortization.    Amortization of goodwill and other intangibles decreased $2.1 million to $0.1 million in fiscal 2003 from $2.2 million in fiscal 2002, primarily as a result of our adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. The adoption of this statement resulted in no amortization being taken in fiscal 2003 for new or existing goodwill on the balance sheet; however, it did result in an impairment charge of $5.3 million at the April 1, 2002 transition date for the cumulative effect of a change in accounting principle, which has been reflected in the fiscal 2003 net loss.

Other income (expense).    Other income, net, was $0.6 million in fiscal 2003 compared to other income, net, of $0.8 million in fiscal 2002. This change in other income was primarily a result of lower currency exchange gains in certain foreign locations.

Interest expense.    Interest expense increased $1.8 million to $8.9 million in fiscal 2003 from $7.1 million in fiscal 2002. This increase reflects increased interest rates on our variable lines of credit, fees from covenant waiver negotiations and write-offs of loan fees relating to a reduction in total borrowings available under our domestic credit facility.

Income tax expense (benefit).    Income tax expense was $0.8 million in fiscal 2003 compared to a tax benefit of ($1.9) million in fiscal 2002. The low effective tax rate for fiscal 2003 is a result of no tax benefits being recognized on operating losses in the United States, Mexico and The Netherlands, where the effective tax rate will continue until these operations are profitable as well as the low marginal tax rates on profits located in certain of our international operations. The benefit for fiscal 2002 was created as a result of the recognition of the available refund of previously paid taxes from the carryback of a portion of the fiscal 2002 United States tax loss to prior years.

Fiscal Year Ended March 31, 2002 Compared to Fiscal Year Ended March 31, 2001

Net sales.    Our net sales for fiscal 2002 increased $22.2 million, or 3.5%, to $657.5 million from $635.3 million in fiscal 2001. This increase resulted from the acquisitions of US Assemblies New England, Inc., Pacific Consultants LLC, and MTS Systems’ Chaska operations, which accounted for $35.1 million of additional revenue in fiscal 2002. After eliminating the effects of acquisitions, our net sales decreased $12.9 million in fiscal 2002. This sales decrease is attributable to reduced sales to communications customers offset, in part, by sales increases with existing and new customers in our computer, storage, industrial and medical markets. Net sales to communication customers for fiscal 2002 decreased to 44.5% compared to 53.3% in fiscal 2001. The Company’s five largest customers for fiscal 2002 accounted for approximately 50.8% of net sales, two of which exceeded 10.0% of net sales.

Gross profit.    Our gross profit decreased $24.0 million in fiscal 2002 to $30.0 million, from $54.0 million in fiscal 2001. This decrease was due, in part, to the sales decline at facilities operated for the full prior fiscal year and changes in sales mix including reduced sales volume from higher gross profit communication customers. Expansion of facilities during fiscal 2002 added fixed costs of $14.3 million for those facilities that were in operation in fiscal 2001. We also incurred inventory write-downs of $5.4 million in fiscal 2002 for excess inventory due to reduced customer orders below anticipated levels and order cancellations. In addition, gross profit decreased due to transitional operating costs associated with shifting certain manufacturing programs from higher to lower cost facilities, start-up costs associated with new customers and severance costs resulting from reductions in workforce. The gross profit declines were offset by $6.0 million of gross profit from sales at acquired companies and facilities not in operation for the full fiscal year 2001.

Selling, general and administrative expenses.    Our selling, general and administrative expenses increased $16.0 million to $53.4 million (8.1% of net sales) in fiscal 2002 from $37.4 million (5.9% of net sales) in fiscal 2001. A significant factor in this increase was the uncertain collection of accounts receivable from emerging companies and customers in bankruptcy, which accounted for a charge for accounts receivable of $8.2 million in fiscal 2002. Many of these customers also contributed to the inventory charges noted above. Other increases to selling, general, and administrative expenses were primarily related to additional expenses of acquired businesses of $4.5 million and increased costs of information technology infrastructure and software of $2.2 million.

Amortization.    Amortization of goodwill increased $0.2 million to $2.2 million in fiscal 2002 from $2.0 million in fiscal 2001, primarily as a result of amortization of goodwill arising out of our acquisition of US Assemblies New England, Inc. In addition, fiscal 2002 benefited as a result of no amortization of goodwill for the Pacific Consultants LLC and MTS Systems’ Chaska operation acquisitions completed after July 1, 2001, as required by the newly issued SFAS No. 142, “Goodwill and Other Intangible Assets”.

In fiscal 2002, we recognized goodwill impairment charges of $24.2 million related to our acquired facilities in Almelo, The Netherlands, San Jose, California and Taunton, Massachusetts. These charges are the conclusion from our analyses of the expected future cash flows in response to the reduced sales volumes experienced in fiscal 2002 in these locations.

Other income (expense).    Other income, net, was $0.8 million in fiscal 2002 compared to other income, net, of $1.0 million in fiscal 2001. This change in other income was primarily a result of lower gains on sales of fixed assets offset by higher currency gains in certain foreign locations.

Interest expense.    Interest expense decreased $0.5 million to $7.1 million in fiscal 2002 from $7.6 million in fiscal 2001. This decrease reflects reduced overall interest rates on our variable line of credit.

Income tax expense (benefit).    The income tax benefit was ($1.9) million in fiscal 2002 compared to a tax expense of $1.4 million in fiscal 2001. The benefit for fiscal 2002 was created as a result of the current year recognition of the available refund of previously paid taxes from the carryback of the fiscal 2002 United States tax loss to prior years. This benefit is offset, in part, by recorded valuation allowances for previously recognized deferred tax assets in certain tax jurisdictions. The United States carryback benefit was increased by $3.8 million as a result of the recent tax law changes, which extended the carryback period for the operating losses to five years. The fiscal 2002 benefits contrast with the fiscal 2001 expense at low rates resulting from profits located in primarily low tax non-United States jurisdictions.

Liquidity and Capital Resources

We have funded our operations from the proceeds of bank debt, private and public offerings of equity and convertible debt, cash generated from operations and lease financing of capital equipment. Historically, our principal uses of cash have been to fund our working capital needs, business acquisitions, expanded operations, capital expenditures and debt service requirements. We anticipate these uses will continue to be our principal uses of cash in the future.

Net cash provided by (used in) operating activities for fiscal 2001, 2002, and 2003 was ($54.2) million, ($0.3) million and $47.3 million, respectively. The net cash provided by operating activities increased significantly due to decreased levels of inventories and accounts receivable and increased levels of accounts payables from a focus on the cash cycle. The cash cycle improved from 85 days in fiscal 2002 to 50 days in fiscal 2003 improving our liquidity. In addition, net cash provided by operating activities increased in fiscal 2003 as a result of lower operating losses.

Net cash used in operating activities for the first quarter of fiscal 2004 was $19.4 million compared to net cash provided of $3.6 million for the comparable period of the prior fiscal year. Decreased net cash from operating activities in fiscal 2004 was attributable primarily to increased balances in accounts receivable and prepaid expenses and other current assets, and a decrease in accounts payable balance. In the first quarter of fiscal 2003, combined decreased balances in accounts receivable and prepaid expenses and other and an increase in accounts payable balance, in excess of the operating loss, resulted in cash provided from operations. Increased use of working capital resulted from increased inventories due to the impact of SARS on our Asian operations in conjunction with production order and payment delays from certain optical and communications customers.

Net cash used in investing activities for fiscal 2001, 2002, and 2003 was $62.7 million, $61.2 million, and $15.6 million, respectively. In fiscal 2003, our cash used in investing activities included $4.4 million used to pay additional purchase price for Pacific Consultants LLC, due after the first anniversary of the purchase. The original purchase agreement provides for additional purchase price, payable in cash or common stock, of up to $40.0 million if earnings targets are met for the acquired business in the two years following the close, which will be recognized as additional goodwill. Capital expenditures were $12.6 million in fiscal 2003 or a decrease of $25.4 million as compared to the prior fiscal year. Capital expenditures were principally used for upgrades in certain facilities for manufacturing machinery and equipment and information technology equipment.

Net cash used in investing activities for the first quarter of fiscal 2004 was $0.8 million compared to net cash used of $2.3 million for the comparable period of the prior fiscal year. This reduction resulted primarily from a $1.9 million decrease in restricted cash as deposits were released during the first quarter of fiscal 2004, after bonds related to our headquarters were paid off subsequent to the sales and leaseback of such facilities in late fiscal 2003. These releases offset capital expenditures of $2.8 million, primarily in our Asian operations. During the remainder of fiscal 2004, the Company expects to satisfy its remaining obligations of $13.7 million as of March 31, 2003, which relate to an historic business acquisition and ongoing Asian expansion, by using a combination of cash and foreign debt financing.

Net cash (used in) provided by financing activities for fiscal 2001, 2002, and 2003 was $119.5 million, $67.1 million, and ($9.9) million respectively. Our principal use of cash in financing activities in fiscal 2003 included a net decrease of long-term borrowings of $18.7 million offset by proceeds from the sale and leaseback of equipment of $1.7 million and our worldwide headquarters facility in Rochester, MN of $5.8 million.

Net cash used in financing activities for the first quarter of fiscal 2004 was $3.8 million compared to net cash used of $1.2 million for the comparable period of the prior fiscal year. Debt repayments net of borrowings were $2.4 million for the first quarter of fiscal 2004, compared to $2.7 million for the comparable prior year period. During the first quarter of fiscal 2003 the Company received $0.5 million from the sale of warrants and $1.2 million relating to the sale and leaseback of manufacturing equipment.

As of June 30, 2003, the Company had cash and cash equivalent balances of $8.7 million and total bank, other interest bearing debt and capital lease obligations totaling $94.7 million. Included therein, we had approximately $48.9 million outstanding under our domestic revolving credit facility, $15.1 million outstanding in facilities for our China operation and $5.7 million outstanding under our Thailand credit facility. Each credit facility bears interest on outstanding borrowings at variable interest rates, which as of June 30, 2003 were 5.5% for the domestic revolving credit facility, 5.0% for the China facilities and 5.0% for the Thailand facility. At July 31, 2003, the Company had available borrowing capacity of $4.9 million in excess of outstanding borrowings under the domestic facility. These credit facilities are secured by substantially all of our assets.

In May 2002, the Company sold to two investors $5.0 million face value of 6.5% convertible senior subordinated notes with a conversion price of $2.28 per share with companion seven year warrants at $2.28 per share to purchase 0.8 million shares of the Company’s common stock. This sale was part of a proposed placement of up to $50.0 million of convertible notes with attached warrants to purchase common stock. In May 2002, the Company granted additional warrants to purchase 1.0 million shares of the Company’s common stock at a price of $2.00 to the investors to complete its initial obligation under the agreement. In July 2002, the Company issued additional warrants to purchase 0.3 million shares of the Company’s common stock at a price of $1.62 to the investors in connection with the termination of the arrangement.

In June 2002, the Company obtained a term credit facility with a foreign bank for borrowing of up to approximately $7.2 million of which $5.7 million was outstanding at June 30, 2003. In December 2002, the Company increased its foreign revolving credit facilities, mainly in China, resulting in total availability of approximately $15.1 million, of which $15.1 million was borrowed at June 30, 2003.

As of April 25, 2003, PEMSTAR entered into a new $90.0 million revolving credit facility to replace its facility with IBM Credit and US Bank. This new facility is with a syndicate led by Congress Financial Corporation (Central). The term of this new facility is three years with maturity in April 2006. In addition, as of March 28, 2003, the Company entered into a $12.0 million sale and leaseback of its main Rochester facility, which after placement of lease deposits and restricted cash to collateralize outstanding bonds, resulted in net proceeds of $5.8 million.

All of these credit facilities are secured by substantially all of our assets. New domestic credit facilities include a covenant to attain minimum net income before interest expense, income taxes, depreciation and amortization (EBITDA), for domestic and worldwide operations. At the end of its first fiscal quarter of 2004, the Company obtained amendments of EBITDA covenants from its lenders providing relief for current reported periods, as well as amending future covenant requirements to reflect expected operating results for the balance of fiscal 2004. The Company’s operating plan includes initiatives to reduce specific cash expenditures related to general and administrative expenses. The credit facility requires consent of the lenders for certain investments and acquisitions. We are required under certain foreign credit facilities to meet various financial covenants, including minimum location net worth, maximum debt to equity ratios, and minimum location net income, all of which we were in compliance with at June 30, 2003.

In addition to our convertible senior subordinated notes and credit facilities, we had other debt obligations totaling $10.2 million and capital lease obligations of $18.1 million as of March 31, 2003. See Notes 7 and 11 to our consolidated financial statements.

As noted above, the domestic revolving credit facilities were replaced subsequent to year end to provide expanded capacity for funding business growth and to extend arrangements approaching the expiration of their term. The Company has historically experienced violations of covenants under its domestic revolving facilities and has always received waivers for such violations. At March 31, 2003 the Company was in violation of certain covenants under the previous credit facilities, however, it entered into its new credit facility prior to requesting a waiver. This new facility requires the maintenance of certain minimum cash flow levels. In anticipation of a potential covenant violation at the end of its first fiscal quarter of 2004, the Company obtained a waiver from its lenders providing relief for the potential violation, as well as amending future covenant requirements to reflect expected operating results for the balance of fiscal 2004. The Company’s operating plan includes initiatives to reduce specific cash expenditures related to general and administrative expenses.

Our continued viability depends on our ability to generate sufficient cash from operations or obtain additional sources of funds for working capital. Our ability to maintain sufficient liquidity depends, in part, on our achieving anticipated revenue targets and intended expense reductions from our restructuring activities. We believe, as a result of the restructuring actions we have taken in fiscal 2003 and further actions taken and planned in fiscal 2004, as previously disclosed, to reduce cash expenditures, the efforts we continue to make to increase revenues from continuing customers, as well as efforts to generate new customers in various industry sectors, the sale and leaseback financing, and our new revolving credit facility, which provides additional borrowing capacity, that we have sufficient cash flow to meet our needs for fiscal 2004. We may not achieve these targets or realize the intended expense reductions. If our operating goals are not met, we may be required to secure additional waivers of any resulting covenant violations under the existing lending facility, secure additional financing from lenders or sell additional securities.

We regularly review acquisition and additional facilities expansion or joint venture opportunities, as well as major new program opportunities with new or existing customers, any of which may require us to sell additional equity or secure additional financing in order to fund the requirement. The sale of additional equity could result in additional dilution to our shareholders. We cannot be assured that financing arrangements will be available in amounts or on terms acceptable to us.

Contractual Obligations and Commercial Commitments

The Company is obligated to make future payments under various contracts, such as debt agreements, lease agreements, and unconditional purchase obligations, and has certain contingent commitments related to a business acquisition. The following table represents contractual cash obligations and other commercial commitments of the Company as of March 31, 2003 (in thousands):

	Total	Due in Fiscal 2004	Due in Fiscal 2005	Due in Fiscal 2006	Due in Fiscal 2007	Due in Fiscal 2008	Due Thereafter
Long-term debt under credit lines	$57,870	$12,019	$—	$—	$45,851	$—	$—
Other long-term debt	20,703	10,427	1,806	1,711	1,512	5,003	244
Capital lease obligations	37,535	6,284	2,766	1,345	1,356	1,383	24,401
Operating Leases	49,834	11,936	9,679	8,175	5,885	5,200	8,959
Unconditional purchase obligations	13,681	13,681	—	—	—	—	—

Total contractual cash obligations	$179,623	$54,347	$14,251	$11,231	$54,604	$11,586	$33,604

See Notes 2, 7 and 11 to the Consolidated Financial Statements for additional information regarding these obligations (in thousands):

	Total Amount Committed	Amount of Commitment Expiration
		1 year	2 years	3 years	4 years	5 years	Over 5 years
Standby letters of credit	$6,138	$5,138	$1,000	$—	$—	$—	$—

See Note 2 to the Consolidated Financial Statements for additional information regarding contingent commitment related to additional purchase price for Pacific Consultants LLC.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

Our exposure to interest rate risk arises principally from the variable rates associated with our borrowings. As of June 30, 2003, we had total borrowings of $61.7 million bearing variable interest rates. An adverse change of one percent in the interest rate of all borrowings, which bear interest at variable rates, would cause us to incur a change in interest expense of approximately $0.6 million on an annual basis.

Foreign Currency Exchange Risk

Fluctuations in the rate of exchange between the U.S. dollar and the currencies of countries other than the U.S. in which we conduct business could adversely affect our financial results. Except for sales in The Netherlands, Singapore and China, our sales are principally denominated in U.S. dollars. As a result, we have relatively limited exposure to foreign currency exchange risk on our sales. For fiscal 2003, sales denominated in Euros totaled $67.8 million, sales denominated in Singapore dollars totaled $31.9 million and sales denominated in Chinese renminbi totaled $66.7 million. Costs related to these sales are largely denominated in their respective currencies, thereby limiting our transaction risk exposures. However, for sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in a market where business is transacted in the local currency.

The reported results of our foreign operations will be influenced during their translation into U.S. dollars by currency movements against the U.S. dollar. The result of a uniform 10% strengthening in the value of the U.S. dollar from March 31, 2001, 2002 and 2003 levels relative to each of the currencies in which our revenues and expenses are denominated would have resulted in a decrease in operating income of approximately $0.4 million, $.3 million and $1.2 million, respectively, for the fiscal years ended March 31, 2001, 2002 and 2003.

As of June 30, 2003, the amount we consider permanently invested in foreign subsidiaries and translated into dollars using the exchange rate on that date was $58.3 million, and the potential loss in fair value resulting from a hypothetical 10% strengthening in the value of the U.S. dollar currency exchange rate amounts to $5.3 million. Actual amounts may differ.

We currently do not hedge our exposure to foreign currency exchange rate fluctuations; however, we may hedge such exposures in the future.

Impact of Inflation

We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

New Accounting Pronouncements

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” which is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations”, for a disposal of a segment of a business. The adoption of this pronouncement at April 1, 2003 had no material impact on our consolidated results of operations, financial position or cash flows.

In July 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity Including Certain Costs Incurred in a Restructuring” (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by FASB in this statement is that an entity’s commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in EITF 94-3. This statement also establishes that fair value is the objective for initial measurement of the liability. The effective date of the new statement is January 1, 2003, with earlier adoption encouraged. The adoption of this pronouncement at April 1, 2003 had no material impact on our consolidated results of operations, financial position or cash flows.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and adjustments, including those related to returns, bad debts, inventories, intangible assets, income taxes, restructuring costs, retirement benefits, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Bad Debt

The Company has a diverse customer base. The creditworthiness of customers is evaluated before sales are approved. The Company records an allowance for doubtful accounts based on past history, current economic conditions and the composition of its accounts receivable aging, and in some instances, makes allowances for specific customers based on several factors, such as the creditworthiness of those customers and payment history. Actual write-offs may differ from the allowances for doubtful accounts, and this difference may have a material effect on the Company’s financial position and results of operations.

Inventories

We value our inventories on a first-in, first-out basis at the lower of cost or estimated market value. Given the volatility of the markets in which the Company operates, the Company makes adjustments to its value of inventories based on estimates of potentially excess and obsolete inventory after considering customer forecasted demand, forecasted average selling price and its ability to sell excess inventory quantities back to its customers. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the Company’s financial position and results of operations, if additional write-offs are required.

Goodwill and Intangible Impairment

During the year ended March 31, 2002, we recorded $24.2 million in impairment losses related to goodwill and other intangible assets under accounting principles effective at that time. Effective April 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under this standard, goodwill and other intangible assets with indefinite lives are no longer amortized. This standard requires, at a minimum, that we perform an annual assessment of the carrying value of these assets. If the carrying value of goodwill and intangible assets exceeds its fair value, an impairment loss will be recognized. During the year ended March 31, 2003, we recorded a $5.3 million impairment loss as the transition date cumulative effect of a change in accounting principle. See Note 1 to the Consolidated Financial Statements, included herein. In assessing the recoverability of our goodwill and other intangible assets we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These cash flow estimates take into account current customer volumes and the expectation of new or renewal projects, historic gross margins, historic working capital parameters and planned capital expenditures. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded.

Long-lived assets

Through March 31, 2003, the Company followed SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If impairment exists, the Company measures the impairment utilizing discounted cash flows. The Company adopted SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” at April 1, 2003. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121. This adoption had no material impact on the Company’s consolidated results of operations, financial position or cash flows.

Income Taxes

In determining the carrying value of our net deferred tax assets, we must assess the likelihood of sufficient future taxable income in related tax jurisdictions, based on estimates and assumptions to realize the benefit of these assets. If these estimates and related assumptions change in the future, we may be re quired to record additional valuation allowances against our deferred tax assets, resulting in additional income tax expense in our consolidated statement of operations. Management evaluates quarterly whether the deferred tax assets may be realized and assesses the need for additional valuation allowances or reduction of existing allowances quarterly. During the year ended March 31, 2003, we recorded $8.6 million of additional valuation allowances related to our net deferred tax assets as of March 31, 2003, bringing the total allowance to $35.5 million.

BUSINESS

Overview

PEMSTAR Inc., incorporated in Minnesota in 1994, provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to our customers in the communications, computing and data storage, industrial equipment and medical industries. We provide these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia, and Europe. These customer solutions offerings support our customers’ products from initial product development and design through manufacturing to worldwide distribution and aftermarket support.

Services Solutions

We offer a comprehensive range of engineering, manufacturing and fulfillment solutions that support our customers’ products from initial design through prototyping, design validation, testing, ramp to volume production, worldwide distribution and aftermarket support. We support all of our service offerings with a comprehensive supply chain management system, superior quality management program and sophisticated information technology systems. Our comprehensive service offerings enable us to provide a complete solution for our customers’ outsourcing requirements.

Engineering Solutions

New Product Design, Engineering, Prototype & Test.    We offer a full spectrum of new product design, prototype, test and related engineering solutions that shorten product development cycles, resulting in faster time to market and reduced costs for our customers. Our multi-disciplined engineering teams provide expertise in a number of core competencies critical to serving original equipment manufacturers in our target markets, including industrial design, mechanical and electrical hardware, firmware, software and systems integration and support. We create specifications, designs and prototypes, and validate and ramp our customers’ products into high volume manufacturing. Our technical expertise includes electronic circuit design for analog, digital, radio frequency and microwave printed circuit boards and application specific integrated circuits.

Custom Test and Automation Equipment Design & Build Solutions.    We provide our customers with a comprehensive range of custom functional test equipment, process automation and replication solutions. We have substantial expertise in tooling, testers, equipment control, systems planning, automation, floor control, systems integration, replication and programming. Our custom functional test equipment, process automation and replication solutions are available to original equipment manufacturers as part of our full service product design and manufacturing solutions package or on a stand-alone basis for products designed and manufactured elsewhere. We are also a merchant provider of customer test equipment and automation systems to original equipment manufacturers. Our ability to provide these solutions allows us to capitalize on original equipment manufacturers’ increasing needs for custom manufacturing solutions and provide an additional opportunity to introduce customers to our comprehensive engineering and manufacturing services.

In fiscal 2002 we expanded our engineering services capabilities primarily through the acquisition of Pacific Consultants LLC. Revenues from our engineering services were 7.2%, 16.3% and 17.8% of our total net sales in fiscal 2001, 2002 and 2003, respectively.

Manufacturing Solutions

Printed Circuit Board Assembly & Test.    We offer a wide range of printed circuit board assembly and test solutions, including printed circuit board assembly, assembly of subsystems, circuitry and functionality testing of printed assemblies, environmental and stress testing and component reliability testing.

Flex Circuit Assembly & Test.    We provide original equipment manufacturers with a wide range of flexible circuit assembly and test solutions. We utilize specialized tooling strategies and advanced procedures to minimize circuit handling and ensure that consistent processing parameters are maintained throughout the assembly process. All of our manufacturing activities are monitored to comply with strict environmental controls and to maintain our product quality standards.

Systems Assembly & Test.    We offer a wide range of systems assembly and test solutions that enhance product quality and product life cycles. Our manufacturing capabilities include the design, development and building of test strategies and equipment for our customers’ products which utilize manual, mechanized or fully automated production lines to improve product quality, reduce costs and improve delivery time to customers. We also have expertise in advanced precision and electromechanical technologies and optical manufacturing services. In order to meet our customers’ demand for systems assembly and test solutions, we offer subassembly build, final assembly, functionality testing, configuration and software installation and final packaging services.

Precision Electromechanical Assembly & Test.    We offer a full spectrum of precision electromechanical assembly, coating and test solutions that can be utilized in a variety of advanced applications in computer, communications, industrial and medical industry segments. We design, develop and build product specific manufacturing processes utilizing manual, mechanized or fully automated lines to meet our customers’ product volume and quality requirements. All of our assembly and test processes are developed according to customer specifications and replicated within our facilities.

Revenues from manufacturing services were 92.8%, 83.7% and 82.2% of our total net sales in fiscal 2001, 2002 and 2003, respectively.

Fulfillment Services

Product Configuration and Distribution.    We provide our customers with product configuration and global distribution services that complement our engineering and manufacturing solutions and enable our customers to be responsive to changing market demands and reduce time to market. We have developed a Web-based collaboration interface that enables real-time communication with our customers. We utilize sophisticated software that allows us to customize product runs to configure the products made to the specifications in our customers’ orders. Our global distribution capabilities allow us to distribute products to customers, distributors and end-users around the world. We provide inventory programs that allow our customers to manage the shipment and delivery of products. As part of these inventory programs, a customer may request that its inventory be stored at a site closer to the customer prior to distribution, which streamlines the distribution process and decreases delivery times.

Aftermarket Services.    All of our products carry warranties subject to contractual agreements with our customers. In addition, we provide our customers with a range of aftermarket services, including repair, replacement, refurbishment, remanufacturing, exchange, systems upgrade and spare part manufacturing for storage subsystems. These services are tracked and supported by specific information technology systems that can be tailored to meet our customers’ individual requirements.

Our fulfillment services are not billed separately, but are provided as part of our manufacturing solutions.

Value-Added Support Systems

We support our engineering, manufacturing, distribution and aftermarket support services with an efficient supply chain management system and a superior quality management program. All of our value-added support services are implemented and managed through sophisticated information technology systems, which enable us to collaborate with our customers throughout all stages of the engineering, manufacturing and order fulfillment processes.

Supply Chain Management

Our supply chain management system reduces our customers’ total costs by assisting them in the selection of components during the product design stage to enhance advantageous sourcing and pricing from preferred suppliers and distributors. We employ a supplier certification process to ensure that suppliers of key components have predictable and stable manufacturing processes capable of supplying components that meet or exceed our quality requirements. We have strong relationships with a broad range of materials and component suppliers and distributors based on our commitment to use them on a preferred basis. In addition, our product design and volume procurement capabilities enhance our ability to secure supplies of materials and components at advantageous pricing.

We utilize a full complement of electronic data interchange transactions, or EDI, with our suppliers to coordinate forecasts, orders, reschedules, inventory and component lead times. We also have developed a Web-based collaboration interface that utilizes products from AGILE Software Corporation and i2 Technologies to collaborate with our supply chain partners in real-time on product content and engineering change management. We are in the process of sequentially implementing our Web-based interfaces and real-time supply chain management software products across all of our facilities to enhance our ability to rapidly scale operations to meet customer needs, shift capacity in response to product demand fluctuations, reduce materials costs and effectively distribute products to our customers or their end-customers.

Quality Management

We believe that the application of quality management and continuous quality improvement activities are key success factors to providing high quality products and services to our customers. Our base quality system is ISO 9000:2000, and we comply with 21 CFR Part 820/ISO 13485 in our medical device manufacturing locations as well. In facilities where applicable, we have also installed quality management systems supporting QS 9000, AS9100, and TL9000 for those customers who require them.

Information Systems

Information systems are a strategic advantage in achieving PEMSTAR’s business objectives. We believe that our significant investment in integrated information systems will deliver competitive advantages for our customers by improving communications product quality and operational flexibility. Our enterprise resource planning systems, or ERP systems, provide product and production information to our supply chain management, engineering change management and floor control systems. These ERP systems also provide us with real-time financial and materials management data. Our information systems also control serialization, production and quality data for all of our facilities around the world utilizing state-of-the-art statistical process control techniques for continuous process improvements.

Manufacturing Technologies

We offer original equipment manufacturers expertise in a wide variety of traditional and advanced manufacturing technologies. Our technical expertise supports standard printed circuit board assembly as well as increasingly complex products that require advanced engineering skills and equipment. We intend to continue to maintain our technical expertise in traditional methods and processes and to continue developing and maintaining our expertise in advanced and emerging technologies and processes.

We provide original equipment manufacturers with expertise in manufacturing technologies used in the production of optical and wireless components and systems, including:

•	Adhesives. This technology involves the precision application of bonding agents to components.

•	Conformal Coating. This technology involves applying a film coating to printed circuit board assemblies and other assemblies to protect them from environmental damage. In addition, PEMSTAR can also coat medical devices with biocompatible materials such as parylene, which can also serve as a foundation for subsequent coating layers that include pharmaceuticals or other compounds such as heparin.

•	Laser Welding. Utilizing lasers, we can conduct high-precision welding of materials.

•	Hybrid Optical/Electrical Printed Circuit Board Assembly and Test. We have technology that enables us to assemble circuit board assemblies containing both light or laser components and electrical components.

•	Sub-micron Alignment of Optical Sub-Assemblies. We have technology that enables us to align components within increments of less than one millionth of a meter.

Our manufacturing technology expertise also includes the following areas applicable to both printed circuit board assembly and application specific flexible circuits:

•	Surface Mount Technology. Utilizing this technology, component leads are attached to a circuit board by soldering to a circuit board without any holes or leads protruding through the board. This technology is used for higher density products because both sides of the board can be used and can be automated for high volume production.

•	Fine Pitch. Fine pitch technology also involves the attachment of component leads onto a circuit board by soldering. Pitch refers to the spacing of component leads and patterns. With fine pitch and ultra fine pitch technology, the distance between the individual component leads is much smaller, making this technology useful for products requiring smaller packaging and higher board densities.

•	Ball Grid Array. A ball grid array is a method of mounting an integrated circuit or other component onto a printed circuit board. Rather than using traditional leads, the component is attached directly to the bottom of the package with small balls of solder. When assembled onto a circuit board, these solder balls form an inter-connect with conducive pads on the surface of the board. This method allows for greater component density and is used in printed circuit boards with higher layer counts.

•	Flip Chip. A flip chip is a structure that houses circuits, which are interconnected without leads. This technology involves mounting an electronic device face down directly to a circuit board utilizing solder balls attached to the device. The electrical interconnections are then surrounded with an adhesive-type underfill for protection. Flip chips are utilized to minimize printed circuit board surface area when compact packaging and higher product performance is required.

•	Chip On Board/Wirebonding. This technology involves the attachment of an electronic device face-up directly to a circuit board and then making individual electronic connections by bonding conducive wires to the board and the device. The completed assembly is then encapsulated in a polymer. This technology eliminates the need for packaging the circuit, and allows for additional miniaturization of products.

•	In-Circuit Test. This technology involves the verification of specific portions of a circuit board for basic electronic properties associated with manufacturing defects.

•	Board Level Functional Test. This technology simulates the ultimate end- use functionality of a completed circuit board assembly.

•	Stress Testing. This technology verifies the functionality of a completed printed circuit board assembly while intentionally introducing adverse environmental conditions such as temperature extremes, humidity and vibration to screen out potential problems or failures otherwise not detectable until the product is in use.

Customers

Our customers include industry leading original equipment manufacturers such as Fluke Corporation, Honeywell, IBM, Medtronic, Motorola and Seagate. We also have many relationships with new and existing customers across the four key industries we serve including Ciena, Cordis Corporation (a Johnson & Johnson

Company), Given Imaging, Logitech, MTS Systems, Proxim, Qlogic, and U.S. Army/General Dynamics. The following table shows the percentage of our net sales in each of the markets we serve for the fiscal years ended March 31, 2001, 2002 and 2003.

	Fiscal Years Ended March 31,
Markets	2001	2002	2003
Communications	53.3%	44.5%	37.2%
Computing and Data Storage	34.9	38.1	39.4
Industrial Equipment	11.4	14.0	17.5
Medical	0.4	3.4	5.9

Total	100.0%	100.0%	100.0%

The following table indicates, for fiscal 2003, our ten largest customers in terms of net sales, in alphabetical order, and the primary products for which we provided our services.

OEM Customers	End Products
Ciena	Communications equipment
Fluke Corporation	Industrial instrumentation
Honeywell	Industrial electronics
IBM	Computing, network and storage equipment
Logitech	Computer peripherals
Motorola	Wireless communications devices
Proxim	Wireless network products
Qlogic	Communications and switching equipment
Seagate	Storage equipment
U.S. Army	Wearable communications and navigation equipment

In fiscal 2003, IBM represented 23.4% of our net sales and Motorola represented approximately 10.8% of our net sales. In the first quarter of fiscal 2004, our five largest customers accounted for approximately 46.9% of our net sales, with IBM accounting for 25.5% of those net sales.

Sales and Marketing

We market our engineering, product development, automation and test, manufacturing and fulfillment services solutions through a sales force of twelve full-time senior sales professionals located in North America, South America, Europe and Asia. Our North American sales force is assisted by ten manufacturers representative organizations. Our direct sales efforts in North America are organized into four regions, Eastern, Central, Rocky Mountain and Western. Sales in each region are managed by an experienced director of sales with the assistance of a director of technical sales who coordinates engineering sales across all four regions. Our direct sales personnel have knowledge of local markets, which we believe is critical to identifying new customers and developing new business opportunities. A substantial amount of our net sales in fiscal 2003 were generated through our internal sales force. Our executive management team is integral to our sales efforts, with each member being assigned to an American, European or Asian region in which the executive interfaces with customers to ensure customer satisfaction and generate additional business opportunities.

Our sales and marketing professionals target original equipment manufacturers that require a comprehensive outsourcing solution in the communications, computing and data storage, industrial and medical industries and whose outsourcing requirements will utilize our global facilities and capabilities. Our marketing strategy focuses on developing close working relationships with our customers. To facilitate these relationships, a customer support team is assigned to each customer to service all of the customer’s needs throughout the life cycle of a product. Each customer support team consists of a dedicated program manager, project buyer, production control planner, manufacturing engineer and quality engineer. The program manager serves as the customer’s point of contact for all of the customer’s requirements on a worldwide basis and, with the support of the team, has responsibility for managing all aspects of the customer’s project.

Intellectual Property

We have developed proprietary processes and program management methodologies that enable us to shorten time to market and to deliver high quality products in a cost-effective manner. Our intellectual property portfolio of patents, patent applications, trade secrets and other proprietary information consists primarily of unique processes that enable us to develop and manufacture custom automation and test equipment solutions for our customers. We currently have six patents and sixteen patent applications filed for technology and methodologies relating to process automation, test equipment, product quality and reliability, manufacturing processes, failure analysis, process control techniques and test equipment. These proprietary processes are grouped into building blocks that can be applied in a variety of applications.

Our multi-disciplined engineering teams continually seek to develop new testing and manufacturing equipment and processes to meet our customers’ changing needs and provide custom solutions at an affordable cost. Our engineers often incorporate custom built equipment into our own proprietary manufacturing systems to maximize the equipment’s functionality and optimize manufacturability. Because these systems are based on our proprietary technology, they can be quickly replicated in our facilities and provided to our customers in a cost-efficient manner.

To protect our proprietary rights, we rely largely upon a combination of patents, trade secret laws, non-disclosure agreements with our customers and our internal confidentiality procedures and employee confidentiality agreements. Although we take steps to protect our proprietary information and trade secrets, misappropriation may still occur. We believe that our proprietary design and manufacturing processes do not infringe on the proprietary rights of others.

We license some technology from third parties that we use in providing engineering and manufacturing services to our customers. We believe that these licenses are generally available on commercial terms from a number of licensors. Generally, the agreements governing this technology grant us non-exclusive, worldwide licenses with respect to the subject technology and could terminate upon a material breach by us.

Research and Development

The market for our services is characterized by rapidly changing technology and continuing process development. Original equipment manufacturers are demanding smaller, faster and higher performance products. These demands require increasingly complex engineering and manufacturing capabilities. We are committed to developing new design and manufacturing technologies and enhancing our existing technologies. Since our formation in 1994, we have made substantial investments in technology and equipment to meet our customers’ needs and maintain our competitive advantage. Our expenditures for research and development in fiscal 2001, 2002 and 2003 were $0.5 million, $1.0 million and $1.0 million, respectively.

Our close relationships with customers in the early stages of product design allows us to develop new products that utilize innovative technology in a variety of engineering disciplines. These close relationships assist us in identifying emerging products and related technologies in target markets, which allows us to develop and expand our existing technology, or to develop or obtain new technology that will enable us to remain competitive in the electronics manufacturing services industry. As a result of our commitment to maintaining advanced technological capabilities, we have developed substantial expertise in communications, particularly in the areas of optical and wireless technologies, which we believe gives us a competitive advantage over many other electronics manufacturing services providers.

Worldwide Operations

A key element in our business strategy is to construct our global presence to provide engineering, manufacturing and fulfillment services and solutions in locations that meet our customers’ regional requirements. Consistent with this strategy, we have established international design and manufacturing facilities in China, Japan, Mexico, The Netherlands, Singapore, Thailand, Brazil and Ireland. We will continue to explore strategic opportunities throughout the world, especially in low-cost regions, that strengthen our competitive position and enhance shareholder value.

Our facilities offer a full range of services, where suitable to the local market, or a more limited range, when that is appropriate. Facilities’ service offerings can be scaled up or down as customers’ needs change. Our largest facility in Rochester, Minnesota provides a full range of services and solutions, including engineering design capabilities, a new product introduction specialty center, volume production capacity and fulfillment and aftermarket services. We maintain a similar operation in San Jose, California, providing easy access to communications and optical market participants in that area. Our Pemstar Pacific Consultants acquisition in fiscal 2002 added significantly to our engineering and design capabilities in this location and provided for expansion of our presence in the governmental market. Turtle Mountain Corporation operations run jointly from Chaska, Minnesota and Dunseith, North Dakota provide new product introduction and volume production capacity. Facilities in Taunton, Massachusetts provide a new production introduction center, but can also provide volume production.

The Almelo, The Netherlands, facility serves as a full range capability site and additionally provides the capability to rapidly distribute products for our European and North American customers. Establishment of our Mexican facility, located in Guadalajara, Mexico and our Chinese facility located in Tianjin, China, enable us to provide low-cost manufacturing and order fulfillment services for our customers on a global basis. In 2000, we expanded our Mexican facility from 60,000 to 130,000 square feet to accommodate growth in this region. Similarly, our expansion into China has enabled us to reduce our customers’ manufacturing costs while giving us access to new customers in the communications, computing and data storage industries. In 2003, PEMSTAR expanded its square footage in China, with replacement and upgrade of these facilities planned to be available in fiscal 2004.

In fiscal 2002, our Bangkok, Thailand operation completed building a new high-volume manufacturing facility outside of Bangkok in a tax-free industrial zone to expand our manufacturing capabilities and provide cost effective solutions for our customers. Our Thailand operations are strategically situated in the rapidly expanding Asian communications, computing and data storage markets, giving us access to new customers in those industries.

Our facility in Singapore has significantly enhanced our service capabilities in the data storage industry by adding specialized disk drive design and manufacturing capabilities. This facility also provides critical sales support for customers in the United States, Southeast Asia, the Philippines, Japan and Korea. Our Yokohama, Japan, facility supports the engineering and design services needs of our customers in the wireless systems markets and also supports the outsourcing of capital equipment from our Singapore facilities.

Our Hortolandia, Brazil, facility represents our market entrance, offering low volume manufacturing and aftermarket support capabilities.

In 2001, we also established a facility in Navan, Ireland, which is in the process of starting up product introduction and volume manufacturing operations.

Governmental Regulation

Our operations are subject to federal, state and local regulatory requirements on environmental, waste management and health and safety measures relating to the use, release, storage, treatment, transportation, discharge, disposal and clean-up of hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. In addition, we are required to register with the United

States Food and Drug Administration as a medical device manufacturer. The FDA and various state agencies inspect our facilities from time to time to determine whether we are in compliance with the FDA’s Quality Systems Regulation relating to medical device manufacturing companies, including regulations concerning manufacturing, testing, quality control and product labeling practices. The current costs of compliance are not material to us, and we are not presently aware of any facts or circumstances that would cause us to incur significant costs or liabilities in the future related to environmental, health and safety law compliance.

Employees

As of June 30, 2003, we had 3,446 full-time employees. In addition to our full-time employees, we regularly hire part-time and temporary (contract) employees. Given the variable nature of our project flow and the quick response time required by our customers, it is critical that we be able to quickly ramp-up and ramp-down our production capacities to maximize efficiency. To achieve this, our strategy has been to employ a skilled temporary labor force, as required. Except for our 228 employees located in Almelo, The Netherlands, none of our employees are unionized. We believe our employee relations are good, and we have not experienced any work stoppages at any of our facilities.

Properties

Our executive offices are located in Rochester, Minnesota, where we also have engineering and manufacturing facilities. We also have other U.S. facilities located in San Jose, California, Taunton, Massachusetts, Dunseith, North Dakota and Austin, Texas, as well as facilities in China, Japan, Mexico, The Netherlands, Singapore, Thailand, Brazil and Ireland. Information about some of our engineering and manufacturing facilities is set forth below:

Location	Approximate Square Feet	Owned/Leased		Principal Services

Rochester, Minnesota (2 facilities)	260,000 60,000	Leased Leased		Headquarters, engineering and manufacturing

San Jose, California	141,000	Leased		Engineering and manufacturing

Bangkok, Thailand	200,000	Owned	(1)	Manufacturing

Almelo, The Netherlands	123,000	Leased		Engineering and manufacturing

Guadalajara, Mexico	135,000	Leased		Manufacturing

Tianjin, China (2 facilities)	72,000 46,000	Leased Leased		Manufacturing

Taunton, Massachusetts	85,000	Leased		Engineering and manufacturing

Dunseith, North Dakota	45,000 46,000	Owned Leased		Manufacturing

Chaska, Minnesota	53,000	Leased		Manufacturing

Hortolandia, Brazil	15,000	Leased		Manufacturing

Navan, Ireland	27,000	Leased		Manufacturing

Singapore	20,000	Leased		Engineering and manufacturing

(1)	Property is pledged under a mortgage to a bank lender.

We believe our facilities are well maintained and suitable for their respective operations. We anticipate that as our business grows, we will need to acquire, lease or build additional facilities. We may encounter unforeseen difficulties, costs or delays in expanding our facilities.

MANAGEMENT

Below is a list of all current executive officers of PEMSTAR:

Name	Age	Position
Allen J. Berning	48	Chief Executive Officer, Director and Chairman
Gregory S. Lea	51	Executive Vice President and Chief Financial Officer
Robert D. Ahmann	47	Executive Vice President—Industrial
Roy A. Bauer	58	Executive Vice President—Worldwide Operations
Linda U. Feuss	46	Executive Vice President, General Counsel and Corporate Secretary
Bret A. Herscher	45	Executive Vice President—Research & Development
Larry R. Degen	48	Vice President and Principal Accounting Officer

Allen J. Berning has served as our Chief Executive Officer, Director and Chairman of our Board since the founding of PEMSTAR in 1994. Prior to founding PEMSTAR, Mr. Berning was employed by IBM for 15 years, where he held several engineering and management positions in process engineering, manufacturing, cost engineering and resource planning, including most recently as Operations Manager for IBM’s Rochester Storage Systems facility. Mr. Berning received a B.S.I.E. and an M.B.A. from St. Cloud State University. He is currently serving as board member and past chair of the Greater Rochester Area University Center. In 1999, Mr. Berning received the national Ernst & Young Entrepreneur of the Year Award.

Gregory S. Lea is an Executive Vice President and our Chief Financial Officer and has been a director of PEMSTAR since April 2001. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President—Business Ventures. From 1993 to 1999, Mr. Lea held two other corporate vice presidency positions at Jostens Corporation. From 1974 to 1993, Mr. Lea was employed by IBM Corporation, where he held several management and administrative positions. From 1981 to 1993, Mr. Lea was President and a member of the Board of Directors of the Ability Building Center, Inc. Mr. Lea holds a B.S. in accounting/business management from Minnesota State University, Mankato.

Robert D. Ahmann is Executive Vice President—Industrial. He served as a director from August 1999 to May 2003. Mr. Ahmann has worked for us in various capacities since 1994. From 1977 to 1994 Mr. Ahmann was employed by IBM, where he held several engineering and management positions, including most recently as manager of test and process engineering for storage products. Mr. Ahmann holds a B.S.E.E. from North Dakota State University and a M.S.E.E. from the University of Minnesota.

Roy A. Bauer is Executive Vice President—Worldwide Operations and served as the head of our US Operations since 2002. Prior to joining PEMSTAR, Mr. Bauer was employed by IBM for twenty-four years in various positions in manufacturing engineering, operations management, and quality management, most recently as Director of WW AS/400 System Quality and Customer Satisfaction. He led the IBM Rochester site effort in winning the Malcolm Baldrige National Quality Award in 1990. Mr. Bauer is currently serving on the Board of Directors of the University of Wisconsin Stout Foundation and in May of 2003 was named to the Panel of Judges of the Malcolm Baldrige National Quality Award Program. Mr. Bauer holds a B. S. in Industrial Technology and a Doctorate of Science from the University of Wisconsin—Stout.

Linda U. Feuss is an Executive Vice President and has served as our Vice President—General Counsel and Corporate Secretary since joining PEMSTAR in 2001. Prior to joining PEMSTAR, Ms. Feuss was with The Pillsbury Company, where she served as Vice President and General Counsel with responsibility for the Bakeries and Foodservice business, as well as the Information Technology and Operations functions. From 1983 to 1998, Ms. Feuss was with Siemens Corporation, most recently as Associate General Counsel, leading the regional legal department in Atlanta, and serving as general counsel and secretary for Siemens Energy & Automation, Inc. Ms. Feuss holds a J.D. from Emory University School of Law and a B.A. from Colgate University.

Bret A. Herscher is Executive Vice President—Research & Development, responsible for worldwide product development, technology and research centers. Previously, Dr. Herscher served as President and Chief Executive Officer of Pemstar Pacific Consultants Inc. (a wholly-owned subsidiary of PEMSTAR Inc.), which he founded in 1996 and which was acquired by PEMSTAR Inc. in 2001. Dr. Herscher has held a variety of engineering management positions in the high technology industry. He holds 12 U.S. and international patents. He was educated at Cambridge University in England, earning a M.A. in Mathematics and Electrical Sciences and a Ph.D. in Electronic Engineering.

Larry R. Degen is a Vice President and has served as our Principal Accounting Officer since 2002. Prior to that, he served PEMSTAR as Corporate Controller since 1999. Mr. Degen was employed as Finance Director, North America by Capital Safety Company Ltd (formerly a division of BTP plc), a safety products manufacturer, from 1994 to 1999. Previously, he held various auditing services positions over 15 years with Ernst & Young. He holds a B.A. from St. John’s University.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of the other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, Inc.
U.S. Bancorp Piper Jaffray Inc.

Total

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $         per share. The underwriters may allow, and those dealers may reallow, a concession to other securities dealers of up to $         per share. After the offering to the public, the offering price and other selling terms may be changed by the underwriters.

We have granted an option to the underwriters to purchase up to 975,000 additional shares of common stock at the public offering price per share, less the underwriting discounts and commissions, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Paid by PEMSTAR	$	$	$

We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $250,000.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

We have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement without the prior consent of Needham & Company, Inc. This agreement does not apply to any existing employee benefit plans or upon conversion of outstanding securities. Our directors and executive officers have agreed to enter into agreements not to, and a significant shareholder has agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock, or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, Inc. Needham & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our common stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq National Market or otherwise.

In the ordinary course of their respective businesses, the underwriters and their respective affiliates have in the past provided, and in the future may provide, investment banking services and general financing and banking services, to us for which they have received in the past, and may receive in the future, customary fees.

EXPERTS

The consolidated financial statements of PEMSTAR Inc. at March 31, 2002 and 2003, and for each of the three years in the period ended March 31, 2003, appearing in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in this prospectus supplement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement is being passed upon for PEMSTAR Inc. by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the underwriters by Faegre & Benson LLP, Minneapolis, Minnesota.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of any offering of the securities:

a.	Annual Report on Form 10-K for the year ended March 31, 2003;

b.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

c.	The description of our common stock contained in our registration statement on Form 8-A filed August 2, 2000; and

d.	The description of our form of Rights Agreement contained on our registration statement (File No. 333-37162) on Form S-1 filed on May 16, 2000.

You may request a free copy of any of the above filings by writing or calling:

PEMSTAR Inc.

3535 Technology Drive N.W.

Rochester, MN 55901

Attention: Secretary

(507) 288-6720

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

PEMSTAR INC.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

PEMSTAR Inc.

We have audited the accompanying consolidated balance sheets of PEMSTAR Inc. as of March 31, 2002 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PEMSTAR Inc. at March 31, 2002 and 2003 and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” in 2003.

ERNST & YOUNG LLP

Minneapolis, Minnesota

May 7, 2003, except for Note 18,

as to which the date is July 10, 2003

PEMSTAR INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2002	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$11,483	$32,762
Restricted cash	1,423	4,268
Accounts receivable, net	122,752	112,316
Recoverable income taxes	3,873	282
Inventories, net	92,929	69,279
Unbilled services	16,356	10,797
Deferred income taxes	45	35
Prepaid expenses and other	8,507	7,474

Total current assets	257,368	237,213

Property, plant and equipment, net	99,108	93,200

Goodwill, net	34,678	33,771
Deferred income taxes	1,111	1,705
Other assets	3,459	6,173

Total assets	$395,724	$372,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$13,999	$22,446
Current maturities of capital lease obligations	10,865	5,288
Accounts payable	79,410	88,083
Income taxes payable	21	191
Accrued expenses and other	15,738	22,631

Total current liabilities	120,033	138,639

Long-term debt, less current maturities	71,340	56,127
Capital lease obligations, less current maturities	3,122	12,843
Other liabilities and deferred credits	7,832	4,586

Shareholders’ equity:
Common stock, par value $0.01, 150,000 shares authorized; shares issued and outstanding; 2002—36,701 shares; 2003—37,486 shares	367	375
Additional paid-in capital	232,233	234,943
Accumulated other comprehensive loss	(2,131)	(14)
Accumulated deficit	(36,164)	(74,928)
Loans to shareholders	(908)	(509)

Total shareholders’ equity	193,397	159,867

Total liabilities and shareholders’ equity	$395,724	$372,062

See notes to consolidated financial statements.

PEMSTAR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended March 31,
	2001	2002	2003
Net sales	$635,307	$657,493	$668,175
Costs of goods sold	581,278	627,457	637,074

Gross profit	54,029	30,036	31,101

Selling, general and administrative expenses	37,366	53,351	51,076
Restructuring costs	—	—	4,249
Amortization	1,961	2,152	129
Goodwill impairment charges	—	24,228	—

Operating income (loss)	14,702	(49,695)	(24,353)

Other income (expense)—net	967	829	558
Interest expense	(7,550)	(7,077)	(8,870)

Income (loss) before income taxes and cumulative effect of accounting change	8,119	(55,943)	(32,665)

Income tax expense (benefit)	1,436	(1,926)	753

Income (loss) before cumulative effect of accounting change	6,683	(54,017)	(33,418)

Cumulative effect of accounting change	—	—	(5,346)

Net income (loss)	$6,683	$(54,017)	$(38,764)

Basic income (loss) per common share:
Income (loss) before cumulative effect of accounting change	$.29	$(1.56)	$(.90)
Cumulative effect of accounting change	—	—	(.14)

Net income (loss)	$.29	$(1.56)	$(1.04)

Diluted income (loss) per common share:
Income (loss) before cumulative effect of accounting change	$.25	$(1.56)	$(.90)
Cumulative effect of accounting change	—	—	(.14)

Net income (loss)	$.25	$(1.56)	$(1.04)

Shares used in computing net income (loss) per common share:
Basic	23,013	34,717	37,133
Diluted	26,943	34,717	37,133

See notes to consolidated financial statements.

PEMSTAR INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Loans to Shareholders	Total
	Shares	Amount
Balance, March 31, 2000	13,819	$138	$15,395	$(772)	$11,170	$(3,258)	$22,673
Issuance of common stock in employee stock programs	449	4	1,719	—	—	(200)	1,523
Payments on loans to shareholders	—	—	—	—	—	1,194	1,194
Issuance of common stock	9,316	94	93,523	—	—	—	93,617
Conversion of preferred stock	4,710	47	26,502	—	—	—	26,549
Comprehensive income:
Net income	—	—	—	—	6,683	—	6,683
Foreign currency translation adjustment	—	—	—	(1,527)	—	—	(1,527)

Comprehensive income	—	—	—	—	—	—	5,156

Balance, March 31, 2001	28,294	283	137,139	(2,299)	17,853	(2,264)	150,712
Issuance of common stock in employee stock programs	1,271	12	5,782	—	—	(108)	5,686
Payments on loans to shareholders	—	—	—	—	—	1,464	1,464
Issuance of common stock	6,275	63	79,321	—	—	—	79,384
Issuance of common stock in connection with business acquisitions	861	9	9,991	—	—	—	10,000
Comprehensive (loss) income:
Net loss	—	—	—	—	(54,017)	—	(54,017)
Foreign currency translation adjustment	—	—	—	168	—	—	168

Comprehensive loss	—	—	—	—	—	—	(53,849)

Balance, March 31, 2002	36,701	367	232,233	(2,131)	(36,164)	(908)	193,397
Issuance of common stock in employee stock programs	785	8	1,092	—	—	—	1,100
Payments on loans to shareholders	—	—	—	—	—	399	399
Issuance of warrants	—	—	1,618	—	—	—	1,618
Comprehensive (loss) income:
Net loss	—	—	—	—	(38,764)	—	(38,764)
Foreign currency translation adjustment	—	—	—	2,117	—	—	2,117

Comprehensive loss	—	—	—	—	—	—	(36,647)

Balance, March 31, 2003	37,486	$375	$234,943	$(14)	$(74,928)	$(509)	$159,867

See notes to consolidated financial statements.

PEMSTAR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended March 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss)	$6,683	$(54,017)	$(38,764)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	12,097	18,299	20,021
Amortization	1,961	3,085	1,693
Goodwill impairment charge/accounting change	—	24,228	5,346
Deferred income taxes	(146)	1,059	(584)
(Gain) loss on sale of property, plant and equipment	(417)	(49)	48
Restructuring charge for property, plant and equipment	—	—	1,038
Other deferred credits	(292)	(356)	(844)
Change in operating assets and liabilities:
Accounts receivable	(41,563)	(12,596)	12,885
Inventories	(43,222)	24,986	24,991
Recoverable income taxes	—	(3,873)	3,591
Unbilled services	(7,804)	(6,622)	5,559
Prepaid expenses and other	(4,816)	(2,318)	1,487
Accounts payable	21,149	7,554	7,285
Accrued expenses and other	2,151	313	3,559

Net cash (used in) provided by operating activities	(54,219)	(307)	47,311
Cash flows used in investing activities:
Decrease (increase) in restricted cash	10	(1,090)	1,296
Business acquisitions, net of cash acquired	(21,225)	(24,361)	(4,376)
Proceeds from sale of property, plant and equipment	1,073	2,178	42
Purchases of property, plant and equipment	(42,542)	(37,930)	(12,555)

Net cash used in investing activities	(62,684)	(61,203)	(15,593)
Cash flows from financing activities:
Bank overdrafts	3,242	(13,504)	—
Proceeds from common stock sales	93,899	79,384	—
Proceeds from sale of warrants	—	—	560
Proceeds from employee stock sales	1,241	5,686	1,100
Payments on loans to shareholders	1,194	1,464	399
Proceeds from government grants	—	550	300
Proceeds from sale and leaseback	4,060	911	7,476
Principal payments on long-term borrowings	(94,457)	(60,072)	(54,274)
Proceeds from long-term borrowings	110,968	54,156	35,592
Debt placement costs	(635)	(1,411)	(1,099)

Net cash provided by (used in) financing activities	119,512	67,164	(9,946)
Effect of exchange rate changes on cash	546	(53)	(493)

Net increase in cash and cash equivalents	3,155	5,601	21,279
Cash and cash equivalents:
Beginning of year	2,727	5,882	11,483

End of year	$5,882	$11,483	$32,762

See notes to consolidated financial statements.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

Note 1.    Nature of Business and Significant Accounting Policies

Business—PEMSTAR Inc. (the “Company”) is a leading provider of electronics manufacturing services to original equipment manufacturers in the communications, computing and data storage, industrial and medical equipment sectors. The Company provides its services to customers on a global basis through manufacturing facilities located in North America, Asia, Europe and South America.

Principles of consolidation—The accompanying financial statements include the accounts of the Company, its majority-owned subsidiaries and the Company’s share of net earnings or losses of 50 percent or less owned companies accounted for using the equity method. All material intercompany accounts and transactions are eliminated in the consolidated financial statements.

Revenue recognition—Revenue from the sales of products is recognized when the product is shipped to the customer. In limited circumstances, although the physical product remains on the Company’s premises at the request of the customer, when title and risks and rewards of ownership have contractually passed to the customer, revenue is recognized in accordance with the guidance of Staff Accounting Bulletin No. 101. Revenue from design, development and engineering services is recognized when the services are performed and collectibility is reasonably certain. Such services provided under fixed price contracts are accounted for using the percentage of completion method as outlined in SOP 81-1, “Accounting for Performance of Contract-Type and Certain Production-Type Contracts”. Revenue recognized in excess of billed amounts under fixed price contracts or unbilled engineering services is classified as unbilled services in the balance sheet.

Cash and cash equivalents—The Company considers all highly liquid debt securities purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates market value.

Inventories—Inventories are stated at the lower of cost (first-in, first-out method) or market and include freight-in, materials, labor and manufacturing overhead costs.

Property, plant and equipment—Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Number of Years
Buildings and improvements	4 to 40
Machinery and equipment	4 to 7
Furniture and fixtures	2 to 10
Computer hardware and software	4

Amortization of assets acquired under capital leases is included with depreciation expense.

Goodwill—Effective April 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. This standard also requires, at a minimum, an annual assessment of the carrying value of goodwill and other intangibles with indefinite useful lives. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. Intangible assets with finite lives are amortized over their estimated useful lives. Prior to 2003, goodwill and indefinite-lived intangible assets were amortized over periods not exceeding 40 years. Goodwill at March 31, 2002 and 2003 of $34,678 and $33,771, respectively, is net of accumulated amortization of $1,860.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 142 required the Company to complete an impairment review of its goodwill assets. As a result of the Company’s completion of its transitional impairment test using a discounted cash flow model as required by SFAS No. 142, it determined that goodwill pertaining to one of its acquisitions was impaired. As such, the Company recorded as a cumulative effect of a change in accounting principle a write-off of goodwill in the amount of $5,346 on which the Company recognized no tax benefit.

During 2002, the Company evaluated its goodwill under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. As a result of this evaluation, the Company recorded a goodwill impairment charge of $24,228.

As reconciliation of reported net (loss) income adjusted to reflect the adoption of SFAS No. 142 as if it had been effective April 1, 2000 is provided below:

	Year Ended March 31,
	2001	2002	2003
Reported net income (loss)	$6,683	$(54,017)	$(38,764)
Add: Adjustment for accounting change (1)	—	—	5,346
Amortization, net of tax	856	2,152	—

Adjusted net income (loss)	$7,539	$(51,865)	$(33,418)

Reported basic income (loss) per common share	$.29	$(1.56)	$(1.04)
Add: Adjustment for accounting change	—	—	.14
Amortization, net of tax	.04	.07	—

Adjusted basic net income (loss) per common share	$.33	$(1.49)	$(.90)

Reported diluted income (loss) per common share	$.25	$(1.56)	$(1.04)
Add: Adjustment for accounting change	—	—	.14
Amortization, net of tax	.03	.07	—

Adjusted diluted net income (loss) per common share	$.28	$(1.49)	$(.90)

(1)	Reported in fourth fiscal quarter as a change to first fiscal quarter

Long-lived assets—The Company follows SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If impairment exists, the Company measures the impairment utilizing discounted cash flows.

Estimated warranty claim—The Company sells its products with a warranty that provides for repairs or replacements of any defective workmanship for a three-month period after the sale. Based upon historical experience, the accrual for warranty claims is not material at March 31, 2002 and 2003.

Foreign currency—For subsidiaries where the U.S. dollar is the functional currency, all foreign currency asset and liability amounts are re-measured into U.S. dollars at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, and intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For subsidiaries where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into U.S. dollars at end of period exchange rates, and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into U.S. dollars, and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into U.S. dollars at average exchange rates in effect during the period.

Comprehensive income (loss) reflects the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income (loss) represents net income (loss) adjusted for foreign currency translation adjustments.

Shipping and handling fees—The Company classifies costs associated with shipping and handling fees as a component of cost of goods sold. Customer billings related to shipping and handling fees are reported as net sales.

Income taxes—The Company accounts for income taxes following the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

Research and development—Research and development costs are expensed when incurred and totaled $489, $1,015 and $1,011 for the years ended March 31, 2001, 2002, and 2003, respectively.

Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Given the volatility of the markets in which the Company operates, the Company makes adjustments to its value of inventories based on estimates of potentially excess and obsolete inventory after considering customer forecasted demand and forecasted average selling price. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the Company’s financial position and results of operations.

The Company has a diverse customer base. The creditworthiness of customers is evaluated before sales are approved. The Company records an allowance for doubtful accounts based on past history, current economic conditions and the composition of its accounts receivable aging, and in some instances, makes allowances for specific customers based on several factors, such as the creditworthiness of those customers and payment history. Actual write-offs may differ from the allowances for doubtful accounts, and this difference may have a material effect on the Company’s financial position and results of operations.

Stock-based compensation—The Company has adopted the pro-forma disclosure only requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, and accordingly, accounts for stock options issued to employees using the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Compensation expense is recorded on the date stock options are granted only if the current fair market value of the underlying stock exceeds the exercise price of the option. Accordingly, no compensation cost has been recognized for grants under these stock option plans since the

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exercise price equaled the fair market value of the stock on the date of grant. Had compensation cost for stock option grants been based on the grant date fair values of awards (the method described in SFAS No. 123), reported net income (loss) would have been changed to the pro forma amounts reported below.

	Year Ended March 31,
	2001	2002	2003
Net income (loss):
As reported	$6,683	$(54,017)	$(38,764)
Additional compensation expense, net of tax	(2,476)	(2,819)	(2,625)

Pro forma	$4,207	$(56,836)	$(41,389)
Basic earnings (loss) per share:
As reported	$0.29	$(1.56)	$(1.04)
Pro forma	0.18	(1.64)	(1.11)
Diluted earnings (loss) per share:
As reported	$0.25	$(1.56)	$(1.04)
Pro forma	0.16	(1.64)	(1.11)

The fair value of each option grant has been estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions: dividend rate of 0% for all years; risk-free interest rates of 5.70%, 5.42% and 3.83% for 2001, 2002 and 2003, respectively, volatility factor of expected market price of our common stock of 1.4, 0.8 and 1.5 for 2001, 2002 and 2003, respectively, and expected lives of ten years.

Net (loss) income per common share—The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” Basic net (loss) income per share is computed based upon the weighted average number of common shares issued and outstanding during each year. Diluted net (loss) income per share amounts assume conversion, exercise or issuance of all potential common stock instruments (stock options as discussed in Note 15 and convertible preferred stock as discussed in Note 13).

The following table reflects the components of common shares outstanding in accordance with SFAS No. 128:

	Year ended March 31,
	2001	2002	2003
Weighted average common shares outstanding – basic	23,013	34,717	37,133
Effect of dilutive securities:
Preferred stock conversion	1,677	—	—
Stock options	2,253	—	—

Shares used in computing net income (loss) per common share – diluted	26,943	34,717	37,133

Common stock equivalents and their impact on net loss have been excluded from the diluted per share calculation for 2002 and 2003, since the Company incurred net losses and the inclusion of common stock equivalents would have had an anti-dilutive impact. Potentially dilutive securities, which have been excluded, consist of i) unexercised stock options and warrants to purchase 3,465 and 5,978 shares of the Company’s common stock as of March 31, 2002 and 2003, respectively, and ii) 2,193 shares of the Company’s common stock issuable upon conversion of convertible debt as of March 31, 2003.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements—In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, which is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations”, for a disposal of a segment of a business. The Company adopted this pronouncement at April 1, 2003. This adoption had no material impact on the Company’s consolidated results of operations, financial position or cash flows.

At April 1, 2002, the Company adopted the provisions of FASB No. 146, “Accounting for Exit Costs”. This statement addresses financial accounting and reporting for costs associated with exit activities in relation to business acquisitions or restructuring of operations. This adoption had no material impact on the Company’s consolidated results of operations, financial position or cash flows.

Reclassification—Certain prior year amounts have been reclassified to conform with the current year presentation. These reclassifications had no impact on previously reported net (loss) income or shareholders’ equity.

Note 2.    Acquisitions

In August 2000, the Company acquired Turtle Mountain Corporation. Turtle Mountain is an electronics manufacturing service provider for commercial and military customers. The purchase price of $20,638, including liabilities assumed, was funded with proceeds of a term loan of $9,500 with the remainder borrowed under the Company’s operating line of credit. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company’s financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of $9,680 has been recorded as goodwill and was being amortized over an estimated useful life of 20 years until March 31, 2002 when a new accounting pronouncement was adopted (See Note 1). In September 2001, in connection with the terms of the purchase agreement, the Company was required to pay additional contingent consideration, which had the effect of increasing the purchase price and goodwill by $750.

In May 2001, the Company acquired certain assets and assumed certain liabilities of U.S. Assemblies New England, Inc., which operates through an 85,000 square foot facility located in Taunton, Massachusetts. The purchase price of $14,522, including $1,646 of assumed indebtedness was funded under the Company’s operating line of credit. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of $11,913 was recorded as goodwill prior to the remaining unamortized balance of $11,367 being written off in March 2002 as a result of the Company’s analysis of impairment.

In September 2001, the Company purchased the membership interests and business of Pacific Consultants LLC (a provider of electromechanical design and test consulting services). The initial purchase price was approximately $20,642, including common stock valued at $10,000, cash and costs of $6,792, and cash or common stock of $3,850 payable up to two years from the date of the acquisition. The purchase agreement provides for additional adjustment of the purchase price, payable in cash or common stock, up to an additional $40,000, if earnings targets are met for the acquired business in the two years following the close. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company’s financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of net assets acquired was recorded as goodwill and has not been amortized in accordance

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with SFAS No. 142. Goodwill of $17,356 was recorded at March 31, 2002 and increased by $4,376 in the year ended March 31, 2003, for payments made in connection with purchase agreement adjustment of purchase price contract provisions.

In November 2001, the Company purchased certain assets from MTS Systems Corporation including equipment located in Chaska, Minnesota. The purchase price of $3,647 was funded under the Company’s operating line of credit. The transaction was recorded as a purchase. Accordingly, the net assets and operating results have been included in the Company’s financial statements from the date of acquisition. The excess of purchase price over the fair value of net assets acquired of $1,257 was recorded as goodwill and has not been amortized in accordance with SFAS No. 142.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition for acquisitions since adoption of SFAS No. 141, which includes the Pacific Consultants LLP and MTS Systems Corporation transactions.

Current assets	$6,585
Property, plant and equipment	1,178
Intangible assets not subject to amortization	100
Goodwill	18,613
Current liabilities	(2,235)
Noncurrent liabilities	(494)

Net assets acquired	$23,747

The following unaudited pro forma combined summary statement of operations for the years ended March 31, 2001 and 2002 was prepared in accordance with APB No. 16 and assumes the acquisitions had occurred at the beginning of the periods presented. The following pro forma data reflect adjustments for interest expense, amortization of goodwill, where applicable, and depreciation of fixed assets. The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the future results of the Company.

Unaudited Pro Forma Consolidated Statements of Operations

	Year ended March 31,
	2001	2002
Net sales	$650,904	$674,016
Net income (loss)	6,944	(53,767)

Net income (loss) per common share – basic	$.30	$(1.55)
Net income (loss) per common share – diluted	.26	(1.55)

Note 3.    Accounts Receivable

Accounts receivable consists of the following:

	March 31,
	2002	2003
Accounts receivable	$131,476	$115,799
Less allowance for doubtful accounts	(8,724)	(3,483)

	$122,752	$112,316

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4.    Inventories

Inventories consist of the following:

	March 31,
	2002	2003
Raw materials	$85,587	$57,971
Work in process	8,763	10,078
Finished goods	5,255	6,611
Less allowance for inventory obsolescence	(6,676)	(5,381)

	$92,929	$69,279

Note 5.    Property, Plant and Equipment, Net

Property, plant and equipment consists of the following:

	March 31,
	2002	2003
Land	$3,027	$2,587
Buildings and improvements	27,362	27,134
Machinery and equipment	73,046	80,243
Computer hardware and software	24,091	27,341
Construction in progress	10,113	11,354

	137,639	148,659
Less accumulated depreciation	(38,531)	(55,459)

	$99,108	$93,200

Note 6.    Goodwill, Net

Goodwill consists of the following:

	March 31,
	2002	2003
Goodwill	$36,538	$35,631
Less accumulated amortization	(1,860)	(1,860)

	$34,678	$33,771

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7.    Financing Arrangements

Long-term debt consists of the following:

	March 31,
	2002	2003
Domestic revolving credit facilities, interest at prime plus a margin ranging up to 350 basis points or LIBOR plus a margin ranging from 175 to 350 basis points (6.39% at March 31, 2002 and 7.37% at March 31, 2003)	$61,947	$45,851
Foreign revolving credit facilities, interest rates ranging from 4.8% to 5.85% or LIBOR plus a margin of 150 basis points (5.5% at March 31, 2002 and 5.85% at March 31, 2003)	3,283	12,019
Convertible senior subordinated notes bearing interest at 6.5%, due May 1, 2007	—	4,541
Notes payable bearing interest ranging from 5.3% to 7.1%, due in monthly payments of principal and interest of $297 through April 2004 for domestic notes and a balloon payment of $1,812 for a foreign note. The notes are secured by equipment	7,662	5,308
Foreign notes payable, interest 5.0% through June 2004 and prime less 100 basis points thereafter to June 2007, due in monthly payments of $117 through June 2007. The notes are secured by buildings	6,894	5,951
Bonds payable to the City of Rochester with variable interest rates ranging from 1.35% to 1.40%, interest due monthly. Annual principal payments ranging from $155 to $575 are due through June 2018	4,445	3,870
Other	1,108	1,033

	85,339	78,573
Less current maturities	(13,999)	(22,446)

	$71,340	$56,127

Payment of the bonds is secured by irrevocable letters of credit in favor of the trustee in the amount of $3,943 expiring in August 2003. The Company is required to maintain letters of credit sufficient to pay all outstanding principal and interest under the bonds. Restricted cash at March 31, 2003 includes $3,943 of cash pledged to back these irrevocable letters of credit, replacing the previous mortgage on the Rochester headquarters and manufacturing facilities. Interest on the bonds is variable and is payable monthly until, at the option of the Company with the consent of US Bank, the rate is fixed (conversion date). In the event the Company exercises its option to convert the interest rate on the bonds from a variable rate to a fixed rate, a remarketing agent, currently FBS Investment Services, Inc., shall determine the fixed rate in accordance with a remarketing agreement. Upon exercise of this option, a mandatory tender shall occur on which date the bonds are called and reissued. Prior to the conversion date, the holders of the bonds may require the trustee to purchase the bonds at a price equal to the principal amount thereof plus accrued interest thereon. Upon presentation for redemption, the remarketing agent will attempt to resell the bonds at a price that is not less than par. Bond sinking funds and proceeds from the bonds, to the extent unused, are shown as $477 and $325 in restricted cash and $198 and $0 in other assets at March 31, 2002 and 2003, respectively. In April 2003, notice of redemption was made with redemption occurring in May 2003. All related restricted cash amounts and debt have been classified as current assets and liabilities.

Aggregate maturities of long-term debt are as follows:

Year ending March 31:
2004	$22,446
2005	1,806
2006	1,711
2007	47,363
2008	5,003
Thereafter	244

$78,573

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2002, pursuant to a securities purchase agreement, the Company sold to two investors $5,000 face value of 6 ½% convertible senior subordinated notes with a conversion price of $2.28 per share together with a seven year warrant which provided for the purchase of 788 shares of the Company’s common stock at an exercise price of $2.28 per share. The initial carrying value of the notes was reduced by $532 for the fair value of the common stock warrant issued to the two investors. The discount to the note is being amortized over the seven-year life of the note.

As consideration for entering into the transaction, in lieu of cash, the Company issued additional warrants to the two investors to purchase 1,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The fair value of the warrants of $898 was capitalized as financing fees and is being amortized over the seven year life of the notes.

In July 2002, the Company entered into an amendment and termination agreement eliminating the remaining obligation to sell notes and related warrants pursuant to the securities purchase agreement. The Company issued additional warrants in consideration for the amendment and termination agreement providing for the purchase of 250 shares of the Company’s common stock. The fair value of the warrants of $188 was charged to interest expense as a cost of termination of the agreement.

As of March 31, 2003, the Company had revolving credit facilities with IBM Credit Corporation and US Bank totaling $80,000 ($65,000 – “ Revolver A” and $15,000 – “Revolver B”, respectively) for revolving credit loans and letters of credit, which expire at December 2003. Under available borrowing base limitations, calculated as percentage of eligible accounts receivable and inventory balances, the Company could borrow $46,938 under the agreements at March 31, 2003. In April 2003, the Company entered into new revolving credit facilities with Congress Financial Corporation and Fleet Capital Corporation, which, as amended to include US Bank, provide up to $90,000 of revolving credit loans and letters of credit and expire in April 2006. The facilities, which are limited to the lesser of the facilities amount or the available borrowing base, calculated as a percentage of eligible accounts receivable and inventory balances, bear interest at prime or Eurodollar rate plus a margin from 75 to 150 basis points, and 275 to 350 basis points, respectively, depending on excess available borrowing capacity within the facilities. The Company is obligated to pay a monthly fee of ½% on the unused portion of the facilities. The Company used proceeds to pay off existing domestic revolving credit facilities with IBM Credit Corporation and US Bank, leaving remaining credit available under the new agreements at $17,355 at the closing date of April 29, 2003. The revolving credit facilities are collateralized by substantially all domestic assets and by investments in foreign subsidiaries.

The Company has letters of credit totaling $6,138 outstanding as of March 31, 2003 under these facilities. Restricted cash balances of $946 and $3,943 relate to certain letters of credit outstanding at March 31, 2002 and March 31, 2003, respectively.

The Company also has separate available lines of credit in certain foreign locations totaling $15,072, due at various dates through May 2003, renewable at the discretion of the lender. Certain of these lines have been renewed subsequent to year end, consistent with past experience with these lenders. These lines were used in part to repay the note payable balloon payment due in May 2003 and have been expanded subsequent to March 31, 2003, to replace available credit used for that payment. Advances under these lines of credit bear interest at fixed and variable rates ranging from 4.8% to 5.1% at March 31, 2003. The lines of credit are both unsecured and secured by certain foreign inventories, receivables and fixed assets.

Note 8.    Restructuring Costs

During fiscal 2003, the Company incurred restructuring costs of $4,249. Of this, $1,810, related to the decision to consolidate separate manufacturing facilities in San Jose, California, into a single facility, consisting of lease continuation costs of $1,037 and accelerated amortization of leasehold improvements of $773.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additionally, $2,439 of severance costs were incurred, primarily in The Netherlands and in the United States’ locations, responding to reductions in local business requirements. Restructuring costs remaining to be paid consist of amounts to satisfy remaining lease term requirements of $537.

Note 9.    Other Income (Expense) – Net

The other income and expense consists of the following:

	Year Ended March 31,
	2001	2002	2003
Foreign currency gains	$507	$691	$387
Minority interest in net loss of consolidated subsidiaries	84	—	—
Other income (expense)-net	376	138	171

	$967	$829	$558

Note 10.    Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, and accounts receivable and payable approximate fair value due to the short-term maturity of these instruments. The carrying amount of the Company’s revolving line of credit and long-term notes approximate fair value because the majority of the amounts outstanding accrue interest at variable rates.

Note 11.    Commitments and Contingencies

The Company has various capital and operating leases, which expire on various dates through 2013. Future minimum payments under both capital leases and operating leases are as follows:

Year Ending March 31,	Capital Leases	Operating Leases
2004	$6,284	$11,936
2005	2,766	9,679
2006	1,345	8,175
2007	1,356	5,885
2008	1,383	5,200
Thereafter	24,401	8,959

Total minimum lease payments	37,535	$49,834

Less amount representing interest	(19,404)

Present value of minimum lease payment	18,131
Less current portion	(5,288)

	$12,843

Property, plant and equipment includes the following amounts for capitalized leases:

	March 31,
	2002	2003
Buildings and improvements	$—	$11,691
Machinery and equipment	14,154	4,655
Furniture and fixtures	649	—
Computer hardware and software	8,328	8,634

	23,131	24,980
Less accumulated depreciation	(6,085)	(6,256)

	$17,046	$18,724

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total rent expense recognized under operating leases for the years ended March 31, 2001, 2002 and 2003 totaled $5,175, $10,039 and $13,329, respectively.

In March 2003, the Company sold land and buildings housing its Rochester, Minnesota, location in a transaction valued at $12,000, which is treated as a financing transaction, because of the continuing use of the property. Proceeds totaled $5,775, after deducting $309 of transaction costs, $1,917 of security deposits and $3,943 of restricted cash placed with US Bank to replace collateral for letters of credit backing the related City of Rochester Bonds outstanding (See Note 9). Leaseback rental payments total $959, $1,303, $1,330, $1,356, $1,383 and $24,401 for years ended March 31, 2004, 2005, 2006, 2007, 2008 and thereafter, respectively. Other manufacturing equipment totaling $1,701 was financed subsequent to recent purchases in sale-leaseback transactions during the year ended March 31, 2003.

The Company is currently a defendant, along with several current and former officers and directors, in a consolidated putative class action captioned in re PEMSTAR Securities Litigation, alleging violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 12 of the Securities Act of 1933. The lawsuit is a consolidation of several lawsuits, the first of which was commenced in United States District Court for the District of Minnesota on July 24, 2002. The plaintiffs, several individual shareholders, allege, in essence, that the defendants defrauded the Company’s shareholders by making optimistic statements during a time when they should have known that business prospects were less promising and allege that the registration statement filed by the Company in connection with the secondary offering contained false, material misrepresentations. An Amended Consolidated Complaint was filed January 9, 2003. On August 23, 2002 and October 2, 2002 two different individual shareholders also commenced virtually identical shareholder derivative actions against the Company as nominal defendant and its Board. Those actions are currently pending in Unites States District Court for the District of Minnesota. The allegations in the derivative actions are based on many of the same facts that gave rise to the securities action. The lawsuit alleges that the Board of the Company breached its fiduciary duties. It is too early to predict the likelihood of prevailing on the various lawsuits described above. Pemstar believes the actions are wholly without merit and is vigorously defending against the claims. The Company has recorded no loss accrual as such amounts are not deemed estimable.

Note 12.    Income Taxes

Income (loss) before income taxes consisted of the following:

	Year ended March 31,
	2001	2002	2003
Domestic	$3,403	$(57,885)	$(43,342)
Foreign	4,716	1,942	10,677

	$8,119	$(55,943)	$(32,665)

The provision for income taxes consisted of the following:

	Year ended March 31,
	2001	2002	2003
Current:
Domestic	$2,500	$(5,638)	$76
Foreign	(918)	2,653	1,261

	1,582	(2,985)	1,337
Deferred:
Domestic	(1,247)	2,418	—
Foreign	1,101	(1,359)	(584)

	(146)	1,059	(584)

	$1,436	$(1,926)	$753

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows:

	Year ended March 31,
	2001	2002	2003
Computed “expected” tax rate	$2,761	$(19,021)	$(11,106)
(Decrease) increase in income taxes resulting from:
State taxes, net of credits and federal income tax benefit	105	(1,608)	(2,224)
Benefit of foreign sales/extraterritorial income exclusion	(244)	(291)	(263)
Foreign taxes	(1,284)	(7,896)	5,409
Valuation allowance	—	26,962	8,553
Other	98	(72)	384

	$1,436	$(1,926)	$753

A summary of deferred tax assets and liabilities is as follows:

	March 31,
	2002	2003
Deferred tax assets:
Allowance for doubtful accounts	$2,694	$1,280
Allowance for inventory obsolescence	1,667	1,685
Reserve for goodwill impairment	7,914	8,846
Deferred revenue	886	697
Domestic net operating losses	5,476	22,521
State tax credits	1,142	1,254
Foreign expenses accelerated for book purposes	1,539	5,011
Foreign net operating losses	11,025	4,545
Other	633	1,569

Total deferred tax assets	32,976	47,408
Deferred tax liabilities:
Accelerated depreciation	(1,477)	(2,244)
Foreign expenses accelerated for tax purposes	(2,878)	(7,648)
Other	(503)	(261)

Total deferred tax liabilities	(4,858)	(10,153)
Valuation allowance:
Domestic	(18,432)	(35,348)
Foreign	(8,530)	(167)

Total valuation allowance	(26,962)	(35,515)

Net deferred tax assets	$1,156	$1,740

No provision has been made for U.S. income taxes related to undistributed earnings of foreign subsidiaries, which are intended to be permanently reinvested. The Company has approximately $67,000 of domestic net operating loss carryforwards, which will expire in 2023. Of this $67,000 carryforward total, $8,455 will result in tax benefits that will not reduce tax expense on current earnings, but rather will increase additional paid-in-capital. The Company has approximately $9,747 of foreign net operating loss carryforwards that have an unlimited carryforward period, and foreign net operating loss carryforwards of $3,241 that will expire from 2011 to 2012. The state tax credit carryforwards of $1,900 expire at varying dates through 2016.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The foreign tax expense in China was decreased by $480 ($.02 and $.02 per share on a basic and diluted basis, respectively) in fiscal year 2001, by $323 ($.01 and $.01 per share on a basic and diluted basis, respectively) in fiscal 2002 and by $725 ($0.02 and $0.02 per share on a basic and diluted basis, respectively) in fiscal 2003 as a result of the benefit of a tax holiday. This holiday ran at 50% relief of the normal 15% income tax rate through December 31, 2000, and will continue at the 7.5% rate thereafter through December 31, 2003. Beginning on January 1, 2004, China began a new tax holiday and will use a 10% tax rate through December 31, 2006. The foreign tax expense in Singapore was decreased by $774 ($.02 and $.02 per share on a basic and diluted basis, respectively) in fiscal 2002 and $1,082 ($.03 and $.03 per share on a basic and diluted basis, respectively) in fiscal 2003, as the result of the benefit of a tax holiday. This holiday will continue at full relief of the normal 24.5% income tax rate through March 31, 2005. During fiscal 2003, current tax expense in Mexico was reduced through the use of $21,900 of net operating losses carried forward from prior years. Such loss carryforwards had been fully reserved for at March 31, 2002.

Note 13.    Mandatorily Redeemable and Convertible Preferred Stock

The Company has authorized 5,000 shares of $0.01 par value preferred stock. As of March 31, 2000, 667 shares, of which 570 were outstanding, were designated as Series A, and 1,000 shares were designated and outstanding as Series B. The preferred stock was automatically converted into 4,710 shares of common stock at conversion prices of $5.00 per share for Series A and $6.00 per share for Series B for upon the completion of the Company’s initial public offering in August 2000.

Note 14.    Geographic and Concentration of Credit Risk Information

The Company derives its revenue from one reportable segment, electronic manufacturing services. The Company classifies sales geographically based upon country from which the final product is delivered. The following is a summary of net sales and long-lived assets by geographic location:

	Year Ended March 31,
	2001	2002	2003
Net sales:
Americas	$529,907	$478,965	$475,725
China	41,875	61,897	66,835
Asia, other	31,107	66,705	57,810
Europe	32,418	49,926	67,805

	$635,307	$657,493	$668,175

Long-lived assets:
Americas	$67,018	$94,590	$96,457
China	19,659	19,990	21,562
Asia, other	14,210	20,767	13,738
Europe	5,033	3,009	3,092

	$105,920	$138,356	$134,849

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Sales of the Company’s products are concentrated among specific customers in the same industry. The Company generally does not require collateral. The Company considers concentrations of credit risk in establishing the allowance for doubtful accounts and believes the recorded amount is adequate.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Customers that accounted for more that 10% of consolidated net sales are as follows:

	Year Ended March 31,
	2001	2002	2003
Customer A	23.0%	24.8%	23.4%
Customer B	16.0	14.0	10.8
Customer C	11.0	—	—

As of March 31, 2002 and 2003, receivables from these customers represented 38.0% and 24.4% of total accounts receivable, respectively.

Note 15.    Shareholders’ Equity

In August and September of 2000, the Company sold 9,280 shares in an initial public offering from which the Company received net proceeds of $93,617. In June 2001, the Company sold 6,275 shares in a follow-on public offering from which the Company received net proceeds of $79,384.

The Company has 1,015 shares of common stock available for grant or sale to board members and employees under incentive stock option and purchase plans approved by shareholders. Options are generally granted at prices equal to the fair market value on the dates of grant. All options are exercisable over a ten-year period.

Following is a summary of stock option activity for the fiscal years ended March 31:

	Year Ended March 31,
	2001		2002		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	3,845	$3.91	4,419	$5.93	3,465	$7.44
Granted	1,189	11.44	704	11.30	1,298	1.78
Exercised/forfeited	(615)	3.96	(1,658)	5.05	(823)	6.98

Outstanding, end of year	4,419	5.93	3,465	7.44	3,940	5.67

Exercisable, end of year	3,081	5.08	2,074	5.49	2,197	6.38
Weighted average fair value per share of options granted during the year	$10.92	—	$9.38	—	$1.76	—

At March 31, 2003, the options outstanding have average remaining contractual lives and exercise prices as follows:

Shares	Average Contractual Life	Exercise Price
1,403	8.7 years	$ .33—$4.99
1,508	6.6 years	$ 5.00—9.99
966	7.7 years	$ 10.00—14.99
63	8.0 years	$ 15.00—23.31

As of March 31, 2002 and 2003, the Company had loans outstanding to shareholders in connection with stock sales and the exercise of stock options for the purchase of 176 shares and 136, respectively. Loans totaling $108 and $401 are due in November, 2003 and March, 2005, respectively, and bear interest at 2.71% to 2.72%. The loans are secured by the shares of common stock purchased and full recourse against the respective shareholder’s personal assets.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16.    Employee Benefit Plans

Retirement Plans

The Company sponsors various employee retirement savings plans that allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants’ contributions and, at its discretion, may provide employer contributions based on the Company’s performance and other factors. Employer contributions for the years ended March 31, 2001, 2002 and 2003 totaled, $1,063, $1,366 and $1,486, respectively.

The Company sponsors a defined benefit retirement plan program at its Netherlands facility. As of March 31, 2003, the fair value of the plan assets and projected benefit obligations were $4,462 and $4,467, respectively. Expenses associated with this plan totaled $122 and $201 for the years ended March 31, 2002 and 2003, respectively.

Employee Stock Purchase Plan

During 2001, the Company established an employee stock discount purchase plan that provides for the sale of up to 1,000 shares, as amended during 2002, of the company’s stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85 percent of the market value of the Company’s common stock at the date of purchase, as defined. During the years ended March 31, 2001, 2002 and 2003, 36, 135 and 730 shares of common stock were issued to employees pursuant to this plan, respectively. The weighted average fair value of shares sold in 2001, 2002 and 2003, was $7.84, $10.06 and $1.44, respectively.

Note 17.    Supplemental Cash Flow Information

	Year Ended March 31,
	2001	2002	2003
Supplemental disclosures for cash flow information:
Cash payments for:
Interest	$7,344	$7,234	$7,283
Income taxes	1,797	1,812	1,492
Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquired through capital lease agreements	11,166	5,230	2,222
Common stock issued to acquire Pacific Consultants LLC	—	10,000	—
Common stock warrants for financing fees	—	—	1,056
Restricted cash held from sale/leaseback proceeds to replace mortgage as collateral on outstanding letters of credit collateralizing bonds	—	—	3,943
Lease deposits held from sale/leaseback proceeds	—	—	1,917
Deferred financing costs held from sale/leaseback proceeds	—	—	309

Note 18.    Cash Requirements

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred an operating loss of approximately $24,353 for the year ended

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003, which included $4,249 of restructuring costs. The Company continues to evaluate its operations to determine the need for further restructuring in response to market conditions. Although the operating loss for fiscal 2003 was not unexpected, given the continuing downturn in the economy after September 11, 2001, and the resultant impact on several large customers of the Company in certain industry sectors has been significant, the Company’s ability to continue to fund its operations and to grow the business depends on its ability to generate additional cash from operations or obtain additional sources of funds for working capital. During fiscal 2003, the Company generated cash from operations, principally from improving its working capital utilization, as well as, cash from new financing including the sale and leaseback of certain land, buildings and equipment.

The domestic revolving credit facilities were replaced subsequent to year end to provide expanded capacity for funding business growth and to extend arrangements approaching the expiration of their term. The Company has historically experienced violations of covenants under its domestic revolving facilities and has always received waivers for such violations. At March 31, 2003 the Company was in violation of certain covenants under the previous credit facilities, however, it entered into its new credit facility prior to requesting a waiver. These new facilities require the maintenance of certain minimum cash flow levels. In anticipation of a potential covenant violation at the end of its first fiscal quarter of 2004, the Company obtained a waiver from its lenders providing relief for the potential violation, as well as, amending future covenant requirements to reflect expected operating results for the balance of fiscal 2004. The Company’s operating plan includes initiatives to reduce specific cash expenditures related to general and administrative expenses.

Compliance by the Company with certain covenants in its new credit facility is dependent upon the Company achieving certain revenue and expense targets in its fiscal 2004 operating plan. The Company expects to meet its financial projections for the 2004 fiscal year. The Company also believes that, if necessary, it would be able to secure additional financing from its lenders or sell additional Company equity securities; however, there can be no assurance that such funding can be obtained or that future credit facility violations will be waived.

Management believes that, as a result of the restructuring actions it has taken to reduce cash expenditures, the efforts it continues to make to increase revenues from continuing customers and to generate new customers in various industry sectors, the replacement of its revolving credit facilities it has obtained, and the new agreements it has reached to provide additional borrowing capacity, it will meet its fiscal 2004 financial plan; however, there can be no assurance that such financial plan will be met.

PEMSTAR INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31 2003	June 30, 2003
	(Note A)	(Unaudited)
ASSETS
Current assets
Cash and equivalents	$32,762	$8,733
Restricted cash	4,268	2,399
Accounts receivable, net	112,316	116,772
Recoverable income taxes	282	435
Inventories, net	69,279	72,061
Unbilled services	10,797	13,355
Deferred income taxes	35	40
Prepaid expenses and other	7,474	8,354

Total current assets	237,213	222,149

Property, plant and equipment	148,659	150,201
Less accumulated depreciation	(55,459)	(60,480)

	93,200	89,721

Goodwill, net	33,771	33,771
Deferred income taxes	1,705	1,741
Other assets	6,173	7,530

Total assets	$372,062	$354,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$22,446	$20,456
Current maturities of capital lease obligations	5,288	3,148
Accounts payable	88,083	83,991
Income taxes payable	191	90
Accrued expenses and other	22,631	20,306

Total current liabilities	138,639	127,991

Long-term debt, less current maturities	56,127	58,624
Capital lease obligations, less current maturities	12,843	12,497
Other liabilities and deferred credits	4,586	5,888

Shareholders’ equity
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 37,486 shares at March 31, 2003 and 37,561 shares at June 30, 2003	375	376
Additional paid-in capital	234,943	235,121
Accumulated other comprehensive (loss) income	(14)	1,012
Accumulated deficit	(74,928)	(85,914)
Loans to shareholders	(509)	(683)

	159,867	149,912

Total liabilities and shareholders’ equity	$372,062	$354,912

See notes to consolidated financial statements.

PEMSTAR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended June 30,
	2002	2003
Net sales	$153,104	$145,500
Cost of goods sold	152,436	138,918

Gross profit	668	6,582

Selling, general and administrative expenses	14,418	12,280
Restructuring costs	2,956	3,455

Operating loss	(16,706)	(9,153)

Other expense (income)—net	23	(286)
Interest expense	2,835	2,039

Loss before income taxes and cumulative effect of accounting change	(19,564)	(10,906)

Income tax expense	272	80

Loss before cumulative effect of accounting change	(19,836)	(10,986)
Cumulative effect of accounting change	(5,346)	—

Net loss	$(25,182)	$(10,986)

Basic and diluted loss per common share:
Loss before cumulative effect of accounting change	$(.54)	$(.29)
Cumulative effect of accounting change	(.14)	—

Net loss	$(.68)	$(.29)

Shares used in computing basic and diluted net loss per common share	36,768	37,534

See notes to consolidated financial statements.

PEMSTAR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three Months Ended June 30,
	2002	2003
Cash flows from operating activities:
Net loss	$(25,182)	$(10,986)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	5,093	5,481
Amortization	680	376
Cumulative effect of accounting change	5,346	—
Deferred revenue	(90)	(57)
Deferred income taxes	(55)	(41)
Non-cash restructuring charges and other	781	1,258
Change in operating assets and liabilities:
Accounts receivable	3,859	(3,882)
Inventories	(1,902)	(2,134)
Prepaid expenses and other	3,928	(3,678)
Accounts payable	7,929	(4,500)
Accrued expenses and other	3,208	(1,259)

Net cash provided by (used in) operating activities	3,595	(19,422)

Cash flows (used in) investing activities:
Decrease in restricted cash	404	1,869
Purchases of property and equipment	(2,726)	(2,769)
Other	—	65

Net cash (used in) investing activities	(2,322)	(835)
Cash flows (used in) financing activities:
Proceeds from employee stock sales	299	179
Proceeds from sale of warrants	539	—
Principal payments on long-term borrowings	(33,588)	(55,399)
Proceeds from long-term borrowings	30,930	52,991
Proceeds from sale and leaseback	1,185	—
Other	(555)	(1,534)

Net cash (used in) financing activities	(1,190)	(3,763)

Effect of exchange rate changes on cash	5	(9)

Net increase (decrease) in cash and cash equivalents	88	(24,029)
Cash and cash equivalents:
Beginning of period	11,483	32,762

End of period	$11,571	$8,733

See notes to consolidated financial statements.

PEMSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2003

(In thousands, except per share data)

Note A—Basis of Presentation and Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended June 30, 2003, are not necessarily indicative of the results that may be expected for the year ending March 31, 2004.

The balance sheet at March 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Pemstar Inc. Annual Report on Form 10-K for the year ended March 31, 2003, filed with the Securities and Exchange Commission.

Stock-Based Compensation

During the first fiscal quarter ended June 30, 2003, employees exercised stock options to acquire 4 shares at an average exercise price of $1.49 per share, and purchased 71 shares under the employee stock purchase plan at an average price of $2.44 per share.

The Company has adopted the pro-forma disclosure only requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, and accordingly, accounts for stock options issued to employees using the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Compensation expense is recorded on the date stock options are granted only if the current fair market value of the underlying stock exceeds the exercise price of the option. Accordingly, no compensation cost has been recognized for grants under these stock option plans since the exercise price equaled the fair market value of the stock on the date of grant. Had compensation cost for stock option grants been based on the grant date fair values of awards (the method described in SFAS No. 123), reported net (loss) income would have been changed to the pro forma amounts reported below.

	Three months ended June 30,
	2002	2003
Net (loss) income:
As reported	$6,683	$(10,986)
Additional compensation expense, net of tax	(773)	(785)

Pro forma	$(25,956)	$(11,771)

Basic diluted (loss) earnings per share:
As reported	$(.68)	$(.29)
Pro forma	(.71)	(.31)

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

New Accounting Pronouncements

Goodwill—Effective April 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. This standard also requires, at a minimum, an annual assessment of the carrying value of goodwill and other intangibles with indefinite useful lives. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. Intangible assets with finite lives are amortized over their estimated useful lives. Prior to fiscal 2003, goodwill and indefinite-lived intangible assets were amortized over periods not exceeding 40 years. Goodwill of $33,771 at March 31, 2003 and June 30, 2003 is net of accumulated amortization of $1,860.

SFAS No. 142 required the Company to complete an impairment review of its goodwill assets. As a result of the Company’s completion of its transitional impairment test using a discounted cash flow model as required by SFAS No. 142, it determined that goodwill pertaining to one of its acquisitions was impaired. As such, the Company recorded as a cumulative effect of a change in accounting principle effective April 1, 2002 a write-off of goodwill in the amount of $5,346 on which the Company recognized no tax benefit.

Note B—Inventories

The components of inventories consist of the following:

	March 31, 2003	June 30, 2003
Raw materials	$57,971	$56,041
Work in process	10,078	11,376
Finished goods	6,611	9,644
Less allowance for inventory obsolescence	(5,381)	(5,000)

	$69,279	$72,061

Note C—Comprehensive Loss

Total comprehensive loss was ($23,454) and ($9,960) for the three months ended June 30, 2002 and 2003, respectively. Comprehensive loss differs from net loss due to unrecognized foreign currency gains and losses.

Note D—Financing Arrangements

In April 2003, the Company entered into a new revolving credit facility that provides up to $90,000 of revolving credit loans and letters of credit and expire in April 2006. The facilities, which are limited to the lesser of the facilities amount or the available borrowing base, calculated as a percentage of eligible accounts receivable and inventory balances, bear interest at prime or Eurodollar rate plus a margin from 0.75% to 1.50%, and 2.75% to 3.50%, respectively, depending on excess available borrowing capacity within the facilities. The Company is obligated to pay a monthly fee of 0.5% on the unused portion of the facilities. The Company used proceeds to pay off existing domestic revolving credit facilities with IBM Credit Corporation and US Bank. The revolving credit facilities are collateralized by substantially all domestic assets and by investments in foreign subsidiaries. At July 31, 2003, the Company had available borrowing capacity of $4.9 million in excess of outstanding borrowings under the facility.

PEMSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Note E—Earnings Per Share Data

Common stock equivalents and their impact on net loss have been excluded from the diluted per share calculation for all periods presented, since the Company incurred net losses and the inclusion of common stock equivalents would have had an anti-dilutive impact. Potentially dilutive securities, which have been excluded, consist of i) unexercised stock options and warrants to purchase 5,364 and 6,367 shares of the Company’s Common Stock as of June 30, 2002 and 2003, respectively, and ii) 2,193 shares of the Company’s Common Stock issuable upon conversion of convertible debt as of June 30, 2002 and 2003.

Note F—Restructuring Costs

A rollforward of restructuring provisions is as follows:

	Employee Termination and Severance Costs	Future Lease Costs	Total
Fiscal 2003:
Fiscal 2003 restructuring charges	$2,439	$1,037	$3,476
Cash payments	(2,209)	(500)	(2,709)
Foreign currency translation adjustment	112	—	112

Reserve balances at March 31, 2003	342	537	879

Fiscal 2004:
Fiscal 2004 restructuring charges	717	—	717
Cash payments	(513)	(181)	(694)
Additions to fiscal 2003 restructuring charges	—	1,426	1,426
Foreign currency translation adjustment	35	—	35

Reserve balances at June 30, 2003	$581	$1,782	$2,363

During the quarter ended June 30, 2003, the Company recorded charges of $3,455 for restructuring related costs as a result of a Company initiative based upon a strategic review of the Company’s primary products and business aimed at optimizing and aligning its manufacturing capacity with customer demand, while positioning the Company for stronger operating results. The fiscal 2004 restructuring charge consisted of asset write-downs of $1,312 for machinery and equipment; $717 for employee termination and severance costs related to approximately 100 salaried and hourly employees located primarily at three domestic operating sites; and $1,426 for adjustment of expected future lease costs, associated with the fiscal 2003 closing of one California facility. The fiscal 2004 special charge was primarily the result of restructuring operations for those businesses and locations experiencing negligible or negative growth due to continued market declines in the Communications and Optical business sectors.

As of June 30, 2003, approximately $169 of cash payments had been made against the accrual associated with the fiscal 2004 charges and approximately 60 employees have been terminated.

Certain machinery and equipment were written down to their estimated fair value by recording a charge, in the three months ended June 30, 2003, of $1,312. The writedown was primarily a direct result of the continued decline in the optical business sector, which has resulted in excess capacity and under-utilized machinery and equipment.

The Company expects to substantially complete all actions relative to the 2003 restructuring charges by December 31, 2003 and expects to take additional charges of approximately $4,300 for future lease costs and asset write-downs, related to expected closures of one major facility and four minor facilities.

During the quarter ended June 30, 2002, the Company recorded special charges of $2,956 for restructuring consisting of $1,146 for employee termination and severance costs related to approximately 130 salaried and hourly employees located at various worldwide operating sites; and $1,037 for lease termination costs, net of anticipated sublease rental of $1,649 and $773 of asset write-downs, associated with the closing of one facility. During the quarter ended June 30, 2003, various adjustments totaling $1,427 were recorded to the fiscal 2003 restructuring program reserves consisting mainly of the additional lease termination costs due to revision of estimates of sublease rental assumed in the initial restructuring charge.

As of June 30, 2003, approximately $2,553 of cash payments had been made against the accrual associated with the fiscal 2003 charges.

Note G—Cash Requirements

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred an operating loss of approximately $9,153 for the three months ended June 30, 2003, which included $3,455 of restructuring costs. The Company continues to evaluate its operations to determine the need for further restructuring in response to market conditions. The Company’s ability to continue to fund its operations and to grow the business depends on its ability to generate additional cash from operations or obtain additional sources of funds for working capital.

The new revolving credit facility, entered into by the Company as discussed in Note D, requires the maintenance of certain minimum cash flow levels. In anticipation of a potential covenant violation at the end of its first fiscal quarter of 2004, the Company obtained a waiver from its lenders providing relief for the potential violation, as well as amending future covenant requirements to reflect expected operating results for the balance of fiscal 2004. The Company’s operating plan includes initiatives to reduce specific cash expenditures related to general and administrative expenses.

Compliance by the Company with certain covenants in its new credit facility is dependent upon the Company achieving certain revenue and expense targets in its fiscal 2004 operating plan. The Company expects to meet its financial projections for the 2004 fiscal year. The Company also believes that, if necessary, it would be able to secure additional financing from its lenders or sell additional Company equity securities; however, there can be no assurance that such funding can be obtained or that future credit facility violations will be waived.

Management believes that, as a result of: 1) the restructuring actions it has taken to reduce cash expenditures, 2) the efforts it continues to make to increase revenues from continuing customers and to generate new customers in various industry sectors, and 3) the execution of a new revolving credit facility that provides additional borrowing capacity, it will meet its fiscal 2004 financial plan. However, there can be no assurance that such financial plan will be met.

PROSPECTUS

PEMSTAR INC.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Securities Warrants

Units

The securities covered by this prospectus will be sold from time to time by Pemstar. We may offer the securities independently or together in any combination, called “units,” for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

We will provide the specific terms and prices of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol “PMTR.” On January 3, 2002, the last reported sale price of our common stock as reported on the Nasdaq National Market was $12.20 per share.

Investing in the securities involves risks. “ Risk Factors” begin on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PEMSTAR INC.

3535 Technology Drive N.W.

Rochester, Minnesota 55901

(507) 288-6720

The date of this prospectus is January 4, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration process. Under this process, we may sell our:

•	common stock;

•	preferred stock;

•	debt securities;

•	depositary receipts;

•	securities warrants; and

•	units consisting of any combination of these securities.

This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements based on our current expectations, assumptions, estimates and projections about ourselves and our industry. Forward-looking statements may be identified by the use of language such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should” or “continue,” and similar language. These forward-looking statements involve risk and uncertainty. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, some of which are described in the following “Risk Factors” section and in the accompanying prospectus supplement and our reports to the SEC incorporated by reference into this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and any risk factors in the accompanying prospectus supplement and our reports to the SEC incorporated by reference into this prospectus along with the other information in this prospectus and the accompanying prospectus supplement before deciding whether to purchase any securities we may offer. If any of the following risks or the risks contained in the supplemental prospectus or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

Except for our common stock, there is no public market for the securities covered by this prospectus.

Except for our common stock, no public market exists for the securities covered by this prospectus, and we cannot assure the liquidity of any market that may develop, the ability of the holders of the securities to sell their securities or the price at which the securities may be sold. We do not intend to apply for listing of the securities on any securities exchange or for quotation through the NASD Automated Quotation System. Future trading prices of the securities will depend on many factors including, among others, prevailing interest rates, our operating results and the market for similar securities.

Any debt securities that we may issue could contain covenants that may restrict our ability to obtain financing, and our noncompliance with one of these restrictive covenants could lead to a default with respect to those debt securities and any other indebtedness.

If we issue debt securities covered by this prospectus or any future indebtedness, the securities or future indebtedness may be subject to restrictive covenants, some of which may limit the way in which we can operate our business and significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Noncompliance with any covenants under this indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under any other indebtedness that we may incur. If this were to happen, we might not be able to repay or refinance all of our debt and, in particular, might not be able to repay any subordinated debt securities, since their repayment would be subordinated to the prior repayment of all senior debt outstanding at the time.

Provisions in our charter documents and Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company, which could inhibit your ability to receive an acquisition premium for the securities.

Provisions of our amended articles of incorporation and our amended and restated bylaws and provisions of Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company on terms that you may consider to be favorable. These provisions include the following:

•	No cumulative voting by shareholders for directors;

•	A classified board of directors with three-year staggered terms;

•	The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

•	The ability of our board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;

•	The ability of our board to amend the bylaws;

•	A shareholder rights plan, which discourages the unauthorized acquisition of 15% or more of our common stock or an unauthorized exchange or tender offer;

•	Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock; and

•	A requirement that at least two-thirds of our shareholders and at least two-thirds of our directors approve amendments of our articles of incorporation.

All payments on any subordinated debt that we may issue will be subordinated to the prior payment of any amounts due on any senior indebtedness that we may have issued.

If we make a distribution to a creditor, the right of holders of any subordinated debt securities to receive payment of any amounts due to them—whether interest or principal—will be subordinated to the right of all holders of any senior indebtedness, as defined in the subordinated debt indenture, to receive prior payment of all amounts due to them. Similarly, if an event of default on any senior indebtedness occurs, until it has been cured, we may not be able to make any payments on account of any subordinated debt securities.

If we issue a large amount of debt, it may be harder for us to obtain financing, will increase the cost of our debt and may magnify the results of any default under any of our outstanding indebtedness.

The issuance of debt securities could increase our debt-to-equity ratio or leverage, which may in turn make it harder for us to obtain future financing. In addition, the issuance of any debt securities will increase the cost of paying interest on our debt, except to the extent that the proceeds from the sales are used to repay other outstanding indebtedness. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business or the economy.

Our board of directors has the power to issue preferred stock and to designate the rights and preferences of that series of preferred stock that could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.

Under our articles of incorporation, our board of directors has the power to issue preferred stock and to designate the rights and preferences of that series of preferred stock. In connection with this, our board of directors may designate the new series any rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

ABOUT PEMSTAR INC.

We are a rapidly growing provider of electronics manufacturing and design services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment markets. Electronics manufacturing and design services include:

•	Manufacturing services, including the assembly of electrical and mechanical components and products;

•	Engineering, design and test services, including the development of product specifications, manufacturing processes and equipment, and product testing systems;

•	Supply chain management, including materials procurement, identification of suppliers and inventory management; and

•	Fulfillment services, including delivery of completed products and components to end users and repair and replacement services for manufactured products and components.

Original equipment manufacturers design, build, market and sell new products to end users of these products. These manufacturers may outsource one or more of these functions to electronics manufacturing services providers.

We provide a comprehensive range of electronics manufacturing services, including engineering, manufacturing and fulfillment services to our customers on a global basis through 18 facilities strategically located in North America, Asia, Europe and South America. Our comprehensive service offerings support our customers’ needs from product development and design through manufacturing to worldwide distribution and aftermarket support. We offer our communications industry customers substantial expertise and experience in the optical and wireless components and systems markets that are experiencing rapidly growing demand for specialized engineering and manufacturing services.

Over the past several years, we have completed a number of acquisitions and established new operations in order to expand our geographic presence, enhance our product and service offerings, diversify our customer base and increase our production capacity. Since May 1, 1999, we have completed six acquisitions to expand our operations to Almelo, The Netherlands; San Jose, California; Dunseith, North Dakota; Taunton, Massachusetts; Mountain View, California and Chaska, Minnesota. Since 1994, we also have opened facilities in Austin, Texas; Guadalajara, Mexico; Tianjin, China; Navan, Ireland; Singapore; Hortolandia, Brazil; Yokohama, Japan and Bangkok, Thailand, which have expanded our manufacturing and distribution capabilities and further broadened our customer base. We continue to actively pursue potential acquisitions to complement our internal growth and to expand our business.

Our business is built on several specific characteristics, including the following:

•	We provide our customers with worldwide engineering and product design services by utilizing over 750 engineering professionals across all of our locations.

•	We focus substantial resources on the rapidly expanding communications industry and have developed specific expertise in optical and wireless components and systems market segments.

•	We complement our engineering capabilities with a comprehensive range of manufacturing, value-added component assembly, customized final system assembly and fulfillment services, such as worldwide distribution and aftermarket services.

•	We have established a global network of facilities in the world’s major electronics markets—North America, Asia, Europe and South America—to serve the increasing outsourcing needs of both multinational and regional original equipment manufacturers.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplemental, the net proceeds we receive from the sale of any of the securities offered by this prospectus will be available for working capital and other general corporate purposes. Pending that use, we may temporarily invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES AND TO

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Year Ended March 31,
	2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	1.82	1.70	3.38	8.77	4.98

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.82	1.70	3.38	8.77	4.98

Six months ended September 30, 2001
Ratio of Earnings to Fixed Charges	2.17

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.17

For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expenses. For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pretax basis, on our outstanding preferred stock.

DESCRIPTION OF COMMON STOCK

General

As of December 14, 2001, 36,595,816 shares of our common stock were outstanding. 113,404,184 shares of common stock, $.01 par value, remain authorized and unissued. Subject to the prior rights of any class or series of preferred stock then outstanding, holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. Subject to any rights of any outstanding preferred stock, all voting rights are vested in the holders of common stock. Each share of common stock is entitled to one vote. Subject to the prior rights of any class or series of preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata any assets we may distribute to stockholders. Holders of common stock do not have any preemptive right to subscribe for additional securities that we issue. The outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

Shareholder Rights Plan

Each share of our common stock has one preferred stock purchase right attached to it. Each right entitles the registered holder to purchase one one-hundredth of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of $85.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the share purchase rights are set forth in a rights agreement dated August 11, 2000, between Pemstar and Wells Fargo Bank Minnesota, N.A., as rights agent, a copy of which is filed as an exhibit to the registration statement to which this prospectus relates. Because this summary is not complete, you should read the full text of the rights agreement if you would like additional information.

In the event any person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a share purchase right shall thereafter have a right to receive, upon exercise thereof at the then current aggregate exercise price, in lieu of preferred shares, such number of shares of our common stock having a current aggregate market price equal to twice the current aggregate exercise price. In the event that at any time after there is a beneficial owner of 15% or more of the outstanding common stock, we are acquired in certain mergers or other business combination transactions or 50% or more of our assets or earning power and our subsidiaries, taken as a whole, are sold, holders of the rights will thereafter have the right to receive, upon exercise thereof at the then current aggregate exercise price, such number of shares of common stock of the acquiring company or, in certain cases, one of its affiliates, having a current aggregate market price equal to twice the current aggregate exercise price.

At any time after a person becomes the beneficial owner of 15% or more of the outstanding common stock, subject to certain exceptions, and prior to the acquisition by a person of 50% or more of the outstanding common stock, the board of directors may exchange all or part of the rights for common stock at an exchange ratio of one share of common stock per right, subject to adjustment.

At any time before a person has become the beneficial owner of 15% or more of the outstanding common stock, the board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board because the board of directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

Minnesota Anti-Takeover Laws

We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

If a tender offer is made for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of any series of preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

Because this is only a summary, it does not contain all of the details found in the full text of the certificate of designation containing the rights and preferences of the preferred stock. The certificate of designation will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus relates. For additional information, please read the full text of the certificate of designation. You should also read the discussion under “Description of Common Stock—Minnesota Anti-Takeover Laws” above, which applies to our preferred stock.

General

Under our articles of incorporation, as amended, we are authorized without further shareholder action to issue up to 5,000,000 shares of preferred stock, $.01 par value, in one or more series, of which 1,500,000 shares of preferred stock have been designated as Series A junior participating preferred stock pursuant to our shareholder rights plan. See “Description of Common Stock—Shareholder Rights Plan.” For shares of any series of preferred stock, our board of directors may determine:

•	the number of shares and their designation or title;

•	rights as to dividends;

•	whether and upon what terms the shares will be redeemable;

•	the rights of holders upon the dissolution or distribution of our assets;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares;

•	whether and upon what terms the shares may be converted;

•	the voting rights, if any, that will apply; and

•	any additional rights and preferences of the series.

Any shares of preferred stock will, when issued, be fully paid and nonassessable. They will not provide the holders with preemptive rights to subscribe for any additional securities we may issue. The transfer agent and registrar for any series of preferred stock will be specified in the prospectus supplement.

Our preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms of that series, including:

•	the title, stated value and liquidation preference and the number of shares offered;

•	the initial public offering price;

•	the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	whether, under what circumstances and in what manner the series of preferred stock may be converted; and

•	any additional rights and preferences of the series.

We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary.

Dividends

Subject to the preferential rights as to dividends of holders of other series of our capital stock ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of funds that we legally may use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates. The rates may be fixed or variable or both. If variable, the prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

The prospectus supplement also will state whether the dividends on any series of preferred stock will be cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period, and we will not be obligated to pay the dividend for that dividend period, whether or not the board of directors declares a dividend on that series on any subsequent date.

Our board of directors will not declare or pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on all series of preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends have been paid (or declared and payment is set aside) on any of our capital stock ranking equal with any series of preferred stock as to dividends:

•	we will declare any dividends pro rata among preferred stock of each series offered under this prospectus and any other preferred stock ranking equal with any preferred stock offered under this prospectus (i.e., the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

•	other than these pro rata dividends, we will not declare or pay any dividends or make any distributions upon any security ranking junior to or equal with any preferred stock offered under this prospectus as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to any series of preferred stock as to dividends and upon liquidation); and

•	we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with any series of preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock ranking junior to any series of preferred stock as to dividends and upon liquidation).

We will not pay any interest or sum of money in lieu of interest with respect to any dividend payment or payments on any series of preferred stock which have not been made when due.

Redemption and Repurchase

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the prospectus supplement. Preferred stock that we redeem will again become authorized but unissued shares of preferred stock that we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to the redemption date. The prospectus supplement also will specify whether the redemption price will be payable in cash or other property. If the redemption price is payable only from the net proceeds of the issuance of our capital stock, the terms of the series of preferred stock may provide that if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay the full redemption price, then the applicable shares of preferred stock automatically and mandatorily will be converted into shares of another series of capital stock pursuant to conversion provisions specified in the prospectus supplement.

If fewer than all of the outstanding shares of any series of preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

Even though the terms of a series of preferred stock may permit redemption in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not redeem less than all of the shares of that series of preferred stock until all dividends past due have been paid. However, we may purchase or acquire preferred stock of the series pursuant to a purchase or exchange offer, so long as the offer is made on the same terms to all holders of the series of preferred stock.

We will give notice of a redemption by mail to each record holder of the shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock register. Each notice will state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender their preferred stock certificates for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which any conversion rights as to the shares, if any, will terminate.

If we redeem fewer than all shares of any series of preferred stock held by any holder, we also will specify in the notice the number of shares to be redeemed from the holder.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the shares of preferred stock called for redemption will no longer accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as shareholders with respect to those shares except the right to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds we provided. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

Conversion or Exchange

If any series of preferred stock may be converted or exchanged into shares of common stock, another series of preferred stock or debt securities, the prospectus supplement will state the terms on which shares of that series may be converted or exchanged.

Rights Upon Liquidation

Unless the prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock, and any other preferred stock ranking equal with that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution:

•	liquidation distributions in the amount stated in the prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared) for the current dividend period and, if the series of preferred stock is cumulative, for all prior dividend periods before any distribution is made to holders of any securities ranking junior to the series of preferred stock. However, this right will be subject to any preferential rights of holders of our capital stock ranking prior to the series of preferred stock under these circumstances.

Unless otherwise provided in the applicable prospectus supplement, neither the sale of all of our assets nor our merger or consolidation with any other corporation will be deemed to be a dissolution, liquidation or winding up of our business. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, our assets that are available for distribution are insufficient to pay in full all amounts due to the holders of securities ranking equal with any series of preferred stock, then we will make a pro rata distribution to holders of our securities ranking equal with that series. After we pay the full amount of the liquidation distribution to which holders of the series of preferred stock are entitled, the holders will have no right or claim to any of our remaining assets.

Voting Rights

Unless otherwise provided in the prospectus supplement, the holders of preferred stock will not be entitled to vote except as set forth below or as otherwise required by the Minnesota Business Corporation Act.

If we issue shares of a series of preferred stock, each share will be entitled to one vote on matters on which holders of the series are entitled to vote. On matters on which holders of the series and holders of any other series of preferred stock are entitled to vote as a single class, voting power of the series will depend on the number of shares in the series, not the total stated value, liquidation preference or initial offering price of the shares of the series.

A series of preferred stock also may have other voting rights, such as upon the occurrence of some events or relative to the taking of some actions. The prospectus supplement will describe any special voting rights relating to the series of preferred stock.

As more fully described under “Description of Depositary Shares” below, if we elect to provide for the issuance of depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. A prospectus supplement will describe the specific terms of the series of debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. This prospectus provides only a summary description of the debt securities and related indentures. The amount of debt securities offered by this prospectus will be limited to the amount of securities described on the cover of this prospectus that we have not already issued or reserved for issuance. The indentures will not limit the total principal amount of debt securities that we may issue under the indentures.

We may issue senior debt securities and subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under the senior indenture and the subordinated indenture, respectively, which will be between us and the trustee named in the prospectus supplement. These indentures will be qualified under the Trust Indenture Act. The forms of these indentures will be filed as exhibits to the registration statement of which this prospectus is a part. The debt securities may be issued either separately, together with, upon conversion of or in exchange for other securities.

Description of Senior Debt Securities

General

This section summarizes the general terms and provisions of the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information, you should read the form of senior indenture and the form of senior debt securities.

The senior debt securities may be issued from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that we have established pursuant to the senior indenture.

The senior debt securities will be unsecured and will rank equally with our other unsecured, unsubordinated indebtedness.

Unless the applicable prospectus supplement indicates otherwise, the senior debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Senior debt securities may be issued in the form of one or more global securities, as described below under “—Global Senior Debt Securities.”

There will be no service charge for any registration of transfer or exchange of the senior debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the senior debt securities.

Senior debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a senior debt security is an original issue discount security, that means that an amount less than the principal amount of the senior debt security will be due and payable upon a declaration of acceleration of the maturity of the senior debt security pursuant to the senior indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the senior debt securities or transfer the senior debt securities. Unless the applicable prospectus supplement states otherwise, we will pay interest on the senior debt securities to the person listed as the owner of the senior debt securities in the security register at the close of business on the regular record date for the applicable interest payment date. Defaulted interest, however, may be paid to holders as of special record dates established in the manner set forth in the senior indenture.

A prospectus supplement relating to a series of senior debt securities being offered will describe specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the senior debt securities;

•	any limit on the total principal amount of the senior debt securities;

•	the person to whom any interest on the senior debt securities will be payable, if other than the person in whose name they are registered on the regular record date for the interest;

•	the date or dates on which the principal of and premium, if any, on the senior debt securities will be payable;

•	the interest rate on the senior debt securities; the date from which interest will accrue; the record and interest payment dates on the senior debt securities; any circumstances under which we may defer interest payments; and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and interest on the senior debt securities will be payable and the senior debt securities may be surrendered for registration of transfer or exchange;

•	any applicable redemption provisions that would permit us to elect redemption of the senior debt securities prior to their final maturity;

•	whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that would be used by us to redeem the senior debt securities prior to their final maturity;

•	whether the senior debt securities will be convertible into or exchangeable for shares of common stock, and if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

•	the identity of each security registrar and paying agent, if other than or in addition to the senior trustee;

•	if the amount of principal of or any premium or interest on the senior debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts shall be determined;

•	the denominations in which the senior debt securities will be issued;

•	any changes to or additional events of default under the senior indenture or covenants, and any change in the right of the senior trustee or the holders to declare the principal of or any premium or interest on the senior debt securities due and payable;

•	if less than the principal amount, the portion of the principal payable upon acceleration of the senior debt securities following an event of default;

•	whether the senior debt securities are to be issued in whole or in part in the form of one or more global securities;

•	whether the provisions described under the heading “Defeasance Provisions” on page 19 of this prospectus apply to the senior debt securities;

•	the name and address of the senior trustee with respect to the senior debt securities; and

•	any other terms of the senior debt securities.

Redemption

The prospectus supplement will describe the provisions, if any, for redemption of the senior debt securities at our option.

Unless otherwise described in the prospectus supplement, we are not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

The senior indenture provides that we may:

•	deliver outstanding senior debt securities, with similar terms, of a series (other than any previously called for redemption); and

•	apply as a credit senior debt securities, with similar terms, of a series which have been redeemed either (i) at our election pursuant to the terms of those senior debt securities, or (ii) through the application of permitted optional sinking fund payments pursuant to the terms of those senior debt securities, in each case, in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, with similar terms, of the same series.

The senior indenture provides that, if less than all of the senior debt securities of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the senior trustee on:

•	a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

Portions of the senior debt securities selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the senior debt securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior debt securities to be redeemed at its registered address. If any senior debt security is to be redeemed in part only, the notice of redemption that relates to the senior debt security shall state the portion of the principal amount of the senior debt security to be redeemed. A new senior debt security, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original senior debt security, if any, will be issued in the name of the holder of the new senior debt security upon cancellation of the original senior debt security.

On and after the redemption date, interest will no longer accrue on senior debt securities or any part of the senior debt securities called for redemption unless we default in the payment of the redemption price and accrued interest.

Repurchase at the Option of Holders

The senior indenture does not contain provisions that require us to repurchase senior debt securities at the option of the holders of the senior debt securities.

The senior indenture provides that:

•	if repurchase rights are provided for, and

•	if the amounts deposited in connection with the repurchase rights are insufficient to pay the repurchase price of all senior debt securities of the applicable series having repurchase rights,

then, the senior trustee shall select senior debt securities to be repurchased on a pro rata basis from the holders who have repurchase rights and who elect to exercise the repurchase rights (and in a manner that complies with any applicable legal and stock exchange requirements).

Conversion and Exchange

Unless otherwise described in the prospectus supplement, the senior debt securities are not convertible or exchangeable for our common stock.

Certain Covenants

Merger, Consolidation, or Sale of Assets. The senior indenture provides that we may not merge with another company or sell or lease all of our property to another company unless:

•	We are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the senior debt securities and the performance and observance of all the covenants and conditions of the senior indenture binding on us; and

•	immediately after such transaction, we, or the successor corporation, is not in default in the performance of a covenant or condition in the senior indenture.

Reports. The senior indenture provides that as long as any senior debt securities are outstanding, we will file with the senior trustee and furnish to the holders of senior debt securities all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that we file with the SEC. If we are no longer subject to Section 13 or 15(d) of the Exchange Act, we will not be obligated to provide these reports to the senior trustee and holders.

Absence of Certain Covenants. The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. The senior indenture does not contain provisions permitting the holders of senior debt securities to require us to repurchase or redeem the senior debt securities in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of our debt ratings.

Events of Default; Remedies. The senior indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or premium, if any, on any senior debt security of that series when due;

•	failure to deposit any mandatory sinking fund payment, when due on senior debt securities of that series;

•	failure to comply with the provisions described above under the heading “Description of Senior Debt Securities—Certain Covenants—Merger, Consolidation, or Sale of Assets”;

•	failure by us to comply with any of its other agreements in the senior indenture or the senior debt securities for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy or insolvency with respect to us or any of our subsidiaries, and

•	any other event of default that may be specified for the senior debt securities of that series when that series is created.

If an event of default under the senior indenture occurs on outstanding senior debt securities of a particular series and continues, the senior trustee or holders of at least 25% of that series of senior debt securities may declare the principal amount of all senior debt securities in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the senior debt securities in a series may rescind a declaration.

Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to us or any of our subsidiaries, all principal, premium, if any, and interest on outstanding senior debt securities will become due and payable without further action or notice.

Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in best interest of the holders of the senior debt securities.

If an event of default occurs under the senior indenture which event of default:

•	occurs as a result of our or our subsidiaries willful action (or inaction); and

•	results in the avoidance of the payment of any premium that we would have had to pay upon redemption of senior debt securities then, an equivalent premium shall also become immediately due and payable if the senior debt securities are repaid.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.

Holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

A holder of any senior debt security of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

•	the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding senior debt securities of the series make a written request to the senior trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the senior trustee indemnity satisfactory to the senior trustee against any loss, liability or expense;

•	the senior trustee does not comply with the request within 60 days after receiving the request and the offer and, if requested, the provision of indemnity; and

•	the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding senior debt securities of the series during the 60-day period.

The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

We are required to deliver to the senior trustee an annual certificate, signed by an officer, about any default by us under any provisions of the senior indenture.

Certain Provisions Applicable to Senior Trustee

The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture. However, the senior trustee is required to examine such certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

The senior indenture provides that the senior trustee may resign at any time or may be removed by us or by the holders of a majority in principal amount of the outstanding senior debt securities of a series by notice delivered to us and the senior trustee. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee’s resignation or removal, we or, if we fail to act, the holders of a majority in principal amount of the outstanding senior debt securities of the applicable series, may appoint a successor senior trustee.

Defeasance Provisions

The senior indenture includes provisions allowing defeasance of the senior debt securities, which means that we may discharge its entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

•	We shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior debt securities of a series, and to have satisfied all its other obligations under the senior debt securities of that series and the senior indenture as it relates to that series (“legal defeasance”);

•	We may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of senior debt securities under the senior indenture (“covenant defeasance”);

provided that the following conditions shall have been satisfied:

•	We deposit with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of senior debt securities on the dates that the payments are due under the senior indenture and the terms of the senior debt securities of the series;

•	No event of default or default under the senior indenture shall have occurred on the date of the deposit;

•	We shall have delivered to the senior trustee an opinion of counsel which states that (i) holders of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

•	The defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound; and

•	We shall have delivered an officers’ certificate that states that (i) the deposit was not made with the intent of preferring the holders of the senior debt securities of the series to be defeased over our other creditors and (ii) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Modification and Amendment of Senior Indenture

Under the senior indenture, all rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series of Debt Securities affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding senior debt securities:

•	changes to the stated maturity date of the principal or any interest installment;

•	reductions in the principal amount or interest due;

•	changes to the place of payment or form of currency regarding payment of principal;

•	impairment of the right to institute suit for the enforcement of payment;

•	reduction of the stated percentage of holders necessary to modify the senior indenture; or

•	modifications to any of these requirements, or modifications to reduce the percentage of outstanding senior debt securities necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

Global Senior Debt Securities

The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See “—Global Securities.”

Description of Subordinated Debt Securities

General

This section describes the general terms and provisions of the subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those subordinated debt securities. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for the subordination provisions described below, for which there are no counterparts in the senior indenture. See “Description of Debt Securities—Description of Senior Debt Securities.” Because this is only a summary, it does not contain all of the details found in the full text of the subordinated indenture and the subordinated debt securities. If you would like additional information you should read the form of subordinated indenture and the form of subordinated debt securities.

Subordination

Subordinated debt securities will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Debt.

If we make a distribution to its creditors as a result of:

•	a liquidation;

•	a dissolution;

•	winding up;

•	a reorganization;

•	an assignment for the benefit of creditors;

•	marshalling of assets and liabilities; or

•	any bankruptcy, insolvency or similar proceeding involving us;

then, the holders of Senior Debt will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Debt, before the holders of subordinated debt securities are entitled to receive any payment or distribution (“Securities Payments”).

Until the Senior Debt is paid in full, any Securities Payment to which the holders of subordinated debt securities would be entitled will be paid or delivered by us or any other person making the payment or distribution, directly to the holders of Senior Debt for application to all of the Senior Debt then due.

We may not make any payments on the account of the subordinated debt securities, or on account of the purchase or redemption or other acquisition of the subordinated debt securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt.

In the event that the subordinated trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

For purposes of the foregoing, “Securities Payments” will be deemed not to include:

•	a payment or distribution of our stock or securities provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Debt to the same extent as, or to a greater extent than, the subordinated debt securities are so subordinated as provided in the subordinated indenture; or

•	payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any series of subordinated debt securities as described above.

By reason of the subordination of the subordinated debt securities, in the event of our insolvency, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

Certain Definitions

Set forth below are certain defined terms used in the subordinated indenture. Please refer to the subordinated indenture for a full definition of all such terms.

“Junior Subordinated Debt” means any indebtedness for money that we have borrowed created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to the subordinated debt securities.

“Senior Debt” means all indebtedness for money that we have borrowed, except

•	indebtedness for money borrowed under the subordinated debt securities and junior subordinated debt securities; and

•	indebtedness for money borrowed (including, without limitation, any Junior Subordinated Debt) created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to any other indebtedness for money borrowed of us.

Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

•	any indebtedness for money that we have borrowed from any of our subsidiaries or certain other affiliates; and

•	any indebtedness for money borrowed incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted by the subordinated indenture).

Global Securities

This section summarizes the terms and provisions of series of debt securities issued, in whole or in part, in the form of global securities deposited with, or on behalf of, The Depository Trust Company, referred to in this prospectus as “DTC.” DTC is a limited-purpose trust company organized under the New York Banking Law that is a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and to facilitate the settlement among participants of transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts. This computerized process eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. These entities are considered to be “direct participants” of DTC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others, known as “indirect participants,” such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DTC may act as securities depositary for the debt securities offered under this prospectus. Each debt security represented by a global security is referred to as a book-entry security. Upon initial issuance, all book-entry securities of the same series, bearing interest, if any, at the same rate or pursuant to the same formula, and having the same date of issuance, redemption provisions, repayment provisions, stated maturity and other terms, will be represented by one or more global securities. Each global security representing book-entry securities will be deposited with or on behalf of DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable prospectus supplement, all book-entry securities will be denominated in U.S. dollars.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser, whom we refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records.

DTC has no knowledge of the identity of the actual beneficial owners of the debt securities; its records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, unless use of the book-entry system is discontinued for the relevant securities. Beneficial owners will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities will be accomplished by entries on the books of participants acting on behalf of beneficial owners.

Payments of principal, any premium and interest on book-entry securities will be made directly to DTC or its nominee, as the case may be, as the sole registered holder of the book-entry securities. We understand that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Neither we nor the trustee or any paying or other agent of either of us will be responsible or liable for:

•	any aspect of DTC’s records relating to, or payments made on account of, its participants;

•	maintaining, supervising or reviewing any of DTC’s records relating to the interests of its participants; or

•	any other aspect of the relationship between DTC and its participants, or the relationship between DTC’s participants and the beneficial owners.

Beneficial owners will not be considered the registered holders of the debt securities for any purpose under the applicable indenture. Accordingly, each beneficial owner must rely on the procedures of DTC or, if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a registered holder under the applicable indenture. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

As the registered holder of each global security, DTC may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a registered holder is entitled to give or take under the applicable indenture. It is our understanding that under existing industry practices, if we request that the registered holders take any action, or if a beneficial owner desires to give or take any action that a registered holder is entitled to give or take, then DTC would authorize the participants holding the relevant beneficial interests to give or take such action and the participants would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of the beneficial owners.

No global security representing book-entry securities may be exchanged or transferred, except as a whole by a nominee of DTC to DTC or another of its nominees, or by DTC or its nominees to a successor of DTC or a nominee of the successor.

We may, at our option, decide to discontinue use of the system of book-entry transfers. DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to us and the relevant trustee. After an event of default, the system of book-entry transfers may be terminated. In each case, if a successor securities depositary is not obtained, certificates representing the debt securities will be printed and delivered as DTC’s participants direct.

DESCRIPTION OF DEPOSITARY SHARES

This section summarizes the general provisions of the depositary shares represented by depositary receipts that may be offered by this prospectus, including the related deposit agreement. The prospectus supplement will describe the specific terms of the depositary shares offered under that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares. Because this is only a summary, it does not contain all of the details found in the full text of the depositary receipts and the deposit agreement. If you would like additional information, you should read the applicable forms of depositary receipt and deposit agreement, which will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus relates.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.

Withdrawal of Preferred Stock

If you surrender depositary receipts at the principal office of the depositary you will be entitled to receive at that office the number of shares of preferred stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preferred stock. Accordingly, if you deliver depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your preferred stock. You will no longer be entitled to deposit the shares of preferred stock you have withdrawn under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock. There may be no market for the withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the deposited preferred stock, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption and Repurchase of Deposited Preferred Stock

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of preferred stock held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depository by lot or pro rata or other equitable method, as we determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, the holders will have no rights other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when holders surrender their depositary receipts to the depositary.

Depositary shares are not subject to repurchase at the option of the holders. However, if shares of preferred stock underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited preferred stock at the price specified in the prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of preferred stock from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying preferred stock. The repurchase price per depositary share will equal the repurchase price per share of the underlying preferred stock multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.

Voting of Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary shares. Each record holder of depositary shares on the record date (which will be the same date as the record date for the holders of the related preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares.

Conversion and Exchange of Deposited Preferred Stock

If we provide for the exchange of the preferred stock underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the preferred stock to be exchanged, so long as we have issued and deposited with the depositary the securities for which the preferred stock is to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying preferred stock multiplied by the fraction of that share represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.

Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares of preferred stock underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited preferred stock into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of our securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying preferred stock multiplied by the fraction of that preferred share represented by one depositary share. If we convert or exchange only some of the depositary shares evidenced by a depositary receipt, we will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. This section summarizes the general terms and provisions of the securities warrants, warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. If you would like additional information, you should read the applicable form of warrant agreement and form of warrant certificate, which will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus relates.

We may issue securities warrants alone or together with other securities offered by the prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.

General

If we offer securities warrants, the applicable prospectus supplement will describe the terms of the warrants. If securities warrants for the purchase of debt securities are offered, the prospectus supplement will describe the terms of those securities warrants, including the following, if applicable:

•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the designation and terms of any series of securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and expires;

•	whether the securities warrants will be issued in registered or bearer form;

•	a discussion of material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.

If we offer securities warrants for the purchase of preferred stock or common stock, the prospectus supplement will set forth the specific terms and provisions of those securities warrants, including the following if applicable:

•	the offering price;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise of the securities warrants;

•	the designation and terms of the series of securities with which the securities warrants are being offered, and the number of securities warrants being offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the number of shares of preferred stock or common stock that may be purchased if a holder exercises any one securities warrant and the price at which the preferred stock or common stock may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and expires;

•	a discussion of any material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

A holder of warrant certificates may:

•	exchange them for new warrant certificates of different denominations;

•	present them for registration of transfer, if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, holders of the securities warrants will not have any of the rights of holders of debt securities, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock or common stock are exercised, holders of the securities warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive payments of dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price described in the prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

Holders of securities warrants may exercise them by:

•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s); and

•	delivering their warrant certificate(s) to the warrant agent within the time specified by the prospectus supplement.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when we receive payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the debt securities, preferred stock or common stock, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate we will issue to you a new warrant certificate for the unexercised amount of securities warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.

Common Stock Warrant Adjustments

The exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them (within the period expiring 45 days after the record date for determining the stockholders entitled to receive the rights or warrants) to subscribe for or purchase common stock at less than the current market price, as defined in the warrant agreement; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets (excluding some cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

If we distribute any rights or warrants to acquire capital stock, as described above, pursuant to which separate certificates representing the rights will be distributed after the initial distribution of the rights, the subsequent distribution will be considered to be the actual distribution. However, instead of adjusting the exercise price of and the number of shares of common stock covered by a common stock warrant upon a distribution of separate certificates representing the right to acquire capital stock, we may make arrangements so that:

•	each holder of a common stock warrant who exercises the warrant, or any portion of it, before the record date for the distribution of separate certificates will be entitled to receive shares of common stock issued with the rights; and

•	each holder of a common stock warrant who exercises the warrant, or any portion of it, after the record date but before the date the rights expire or are redeemed or terminated will be entitled to receive, in addition to the shares of common stock underlying the warrant, the same number of rights as would the holder of the number of shares of common stock to which the warrant holder would have been entitled if he or she exercised the warrant immediately before the record date for the distribution.

Common stock owned by or held on our account or that of any majority-owned subsidiary will not be considered to be outstanding for the purpose of any adjustment.

The exercise price and number of shares of common stock underlying a common stock warrant will not be adjusted if cash dividends or distributions are made regularly. An adjustment will not be required unless it results in a change of 1% or more of the exercise price. Any required adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. Moreover, any adjustment that is not made at the time of the event requiring the adjustment must be made no later than three years after the occurrence of the event. Except as stated above, the exercise price and number of shares of common stock underlying a common stock warrant will not be adjusted for the issuance of common stock or securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

If one of the following occurs:

•	a reclassification or change of the common stock, other than changes in par value;

•	a consolidation or merger involving us except where we are the continuing corporation and reclassification or change of the common stock is involved; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets;

then the holders of the common stock warrants will be entitled to convert their common stock warrants into the kind and amount of securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance, had the common stock warrants been exercised immediately before the reclassification, change, consolidation, merger, sale or conveyance.

PLAN OF DISTRIBUTION

We may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.

The securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale, or at prices related to the prevailing market prices.

The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of underwriters or agents;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the prospectus supplement. The prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.

Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. Under agreements with us, underwriters, dealers and agents may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contributions for any payments the underwriters, dealers or agents are required to make with respect to some civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than the common stock, will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities. However, these underwriters will not be obligated to make a market in the securities and may discontinue any market-making at any time without notice. We cannot assure you that the trading market for any of the securities will be or remain liquid at any time.

EXPERTS

Our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K as of March 31, 2000 and 2001, and for the years then ended, have been audited by Ernst & Young LLP, independent auditors, and for the year ended March 31, 1999 by McGladrey & Pullen, LLP, independent auditors, as set forth in their reports thereon included or incorporated therein by reference and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP and McGladrey & Pullen, LLP pertaining to such financial statements to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires the filing of certain information with the SEC, including annual, quarterly and special reports, proxy statements and other information. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

New York Regional Office Woolworth Building 233 Broadway New York, NY 10048	Chicago Regional Office Citicorp Center 500 West Madison Street, Suite 1400 Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

This prospectus and the accompanying prospectus supplements are part of a registration statement we filed with the SEC (Registration No. 333-75284), which is also available at the SEC locations listed above and on the SEC’s web site.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of any offering of the securities:

a.	Annual Report on Form 10-K for the year ended March 31, 2001, filed June 29, 2001;

b.	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, filed August 13, 2001, and September 30, 2001, filed November 9, 2001;

c.	the description of our common stock contained in our registration statement on Form 8-A filed August 2, 2000; and

d.	the description of our form of Rights Agreement contained on our registration statement (File No. 333-37162) on Form S-1 filed on May 16, 2000.

You may request a free copy of any of the above filings by writing or calling:

Pemstar Inc.

3535 Technology Drive N.W.

Rochester, MN 55901

Attention: Secretary

(507) 288-6720

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the cover page of the document. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.